UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

Och-Ziff Capital Management Group LLC

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD MAY 27, 2008

TO THE SHAREHOLDERS OF OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC:

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders (the “Annual Meeting”) of Och-Ziff Capital Management Group LLC (the “Company”) will be held at the offices of Gibson, Dunn & Crutcher LLP, located at 200 Park Avenue, New York, New York 10166, at 10:00 a.m., Eastern Time, on Tuesday, May 27, 2008, and any adjournment or postponement thereof for the following purposes:

1.	To elect two Class I directors nominated by the Board of Directors to serve for a term of three years and until their successors are duly elected or appointed and qualified;

2.	To ratify the action of the Audit Committee of the Board of Directors in appointing Ernst & Young LLP as the Company’s independent registered public accounting firm; and

3.	To transact other business that may properly come before the Annual Meeting.

All of the foregoing is more fully set forth in the Proxy Statement accompanying this Notice.

The Board of Directors of the Company has set the close of business on April 11, 2008 as the record date for determining shareholders of the Company entitled to notice of and to vote at the Annual Meeting. A list of the shareholders as of the record date will be available for inspection by shareholders, for any purpose germane to the Annual Meeting, at the Company’s offices and at the offices of American Stock Transfer & Trust Company, the Company’s independent share transfer agent, during normal business hours for a period of 10 days prior to the Annual Meeting.

All shareholders are cordially invited to attend the Annual Meeting in person. EVEN IF YOU CANNOT ATTEND THE ANNUAL MEETING, PLEASE TAKE THE TIME TO PROMPTLY VOTE YOUR PROXY BY CAREFULLY FOLLOWING THE INSTRUCTIONS ON THE ENCLOSED PROXY CARD.

By Order of the Board of Directors,

Jeffrey C. Blockinger
Chief Legal Officer, Chief Compliance Officer and Secretary

April 28, 2008

New York, New York

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS AND PROXY STATEMENT

Exhibits
Exhibit A—Och-Ziff Capital Management Group LLC Board of Directors’ Independence Standards

i

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

9 West 57th Street

New York, New York 10019

Annual Meeting of Shareholders

May 27, 2008

PROXY STATEMENT

Our board of directors (the “Board of Directors” or the “Board”) is providing these proxy materials to you in connection with the solicitation of proxies by Och-Ziff Capital Management Group LLC on behalf of the Board for use at Och-Ziff Capital Management Group LLC’s 2008 Annual Meeting of Shareholders, which will take place at 10:00 a.m., Eastern Time, on Tuesday, May 27, 2008, at the offices of Gibson, Dunn & Crutcher LLP located at 200 Park Avenue, New York, New York 10166, and any adjournment or postponement thereof.

These proxy solicitation materials were first distributed on or about April 28, 2008 to all Shareholders entitled to vote at the Annual Meeting.

In this proxy statement, references to “Och-Ziff,” “our Company,” “the Company,” “we,” “us” or “our” refer, unless context requires otherwise, to Och-Ziff Capital Management Group LLC, a Delaware limited liability company, and its consolidated subsidiaries, including the Och-Ziff Operating Group. References herein to the “Och-Ziff Operating Group” refer, collectively, to OZ Management LP, a Delaware limited partnership, which we refer to as “OZ Management”, OZ Advisors LP, a Delaware limited partnership, or “OZ Advisors I”, OZ Advisors II LP, a Delaware limited partnership, or “OZ Advisors II”, and their consolidated subsidiaries. References to our “intermediate holding companies” refer, collectively, to Och-Ziff Holding Corporation, a Delaware corporation that is a wholly-owned subsidiary of Och-Ziff, or “Och-Ziff Corp,” and Och-Ziff Holding LLC, a Delaware limited liability company that is a wholly-owned subsidiary of Och-Ziff, or “Och-Ziff Holding.” References to our “founding owners” refer, collectively, to our founder, Mr. Daniel Och, our 17 other partners (collectively with Mr. Och, our “partners”) and the Ziffs. References to the “Ziffs” refer to Ziff Brothers Investments, L.L.C. and certain of its affiliates and control persons, which, together with Mr. Och, founded our business in 1994. References to the “Class A Shares” refer to our Class A shares, representing Class A limited liability company interests of Och-Ziff and references to “Class B Shares” refer to our Class B shares, which have no economic rights but entitle the holders thereof to one vote per share. References to “Shares” refer to our Class A Shares and Class B Shares, collectively. References to our “Shareholders” refer to holders of our Class A Shares and Class B Shares, collectively.

Mr. Och, who holds approximately 79.1% of the total voting interest in the Company, has indicated that he will vote in favor of each of the proposals contained in this proxy statement. Our partners hold all of our Class B Shares and have granted an irrevocable proxy to vote all of their Class B Shares to the Class B Shareholder Committee, the sole member of which is currently Mr. Och, as such Committee may determine in its sole discretion. Please be advised that if Mr. Och votes as he has indicated, his vote is sufficient to satisfy the quorum and voting requirements under our Second Amended and Restated Limited Liability Company Agreement dated as of November 13, 2007 (the “Operating Agreement”), and Delaware law, as currently in effect, that are necessary to adopt the proposals set forth in this proxy statement.

INFORMATION CONCERNING SOLICITATION AND VOTING

What is the purpose of the Annual Meeting?

At the Annual Meeting, holders of our Class A and Class B Shares will act upon the matters described in the accompanying Notice of Annual Meeting of Shareholders. These actions include the election of two Class I directors and ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm. In addition, management will report on the business and respond to appropriate questions from Shareholders.

Who is entitled to vote?

Only Shareholders of record at the close of business on the record date, April 11, 2008, are entitled to receive notice of and to vote at the Annual Meeting, and any postponement or adjournment thereof. Each outstanding Class A Share and Class B Share entitles its holder to cast one vote on each matter to be voted upon.

What is the difference between Class A Shares and Class B Shares?

The Class A Shares represent Class A limited liability company interests of Och-Ziff. We issued Class A Shares in our November 2007 initial public offering and in a concurrent private sale to Dubai International Capital LLC (“DIC”) and DIC Sahir Limited (“DIC Sahir”), a wholly-owned subsidiary of DIC. The holders of Class A Shares are entitled to one vote per share and any dividends we may pay. The Class A Shares are listed on the New York Stock Exchange (the “NYSE”).

The Class B Shares were issued to our partners as part of a reorganization completed in connection with our initial public offering. The Class B Shares have no economic rights (and therefore no rights to any dividends we may pay) but entitle the holders to one vote per share. The Class B Shares are intended solely to provide our partners with a voting interest in Och-Ziff Capital Management Group LLC commensurate with their economic interest in the Och-Ziff Operating Group. The Class B Shares are not expected to be registered for public sale or listed on the NYSE or any other securities exchange.

What is the difference between holding Shares as a shareholder of record and as a beneficial owner?

Almost all of the holders of our Class A Shares hold their shares beneficially through a broker or other nominee rather than directly in their own name. All of our Class B Shares are held directly by the owners in their names. As summarized below, there are some distinctions between Shares owned beneficially and those held of record.

Beneficial Owner

If your Shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of Shares held in “street name,” and these proxy materials are being forwarded to you together with a voting instruction card by your broker, trustee or other nominee, as the case may be. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote. The voting instruction card contains voting instructions for you to use in directing the broker, trustee or nominee how to vote your Shares.

Since a beneficial owner is not the shareholder of record, you may not vote your Shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your Shares giving you the right to vote the Shares at the meeting.

Shareholder of Record

If your Shares are registered directly in your name with us or our share transfer agent, American Stock Transfer & Trust Company, you are considered the shareholder of record with respect to those Shares and these proxy materials are being sent directly to you by Och-Ziff. As the shareholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Annual Meeting. We have enclosed or sent a proxy card for you to use.

Who can attend the Annual Meeting?

All Shareholders of record at the close of business on the record date, April 11, 2008, or their duly appointed proxies, may attend the Annual Meeting.

What do I need to do to attend the Annual Meeting and when should I arrive?

In order to be admitted to the Annual Meeting, a Shareholder must present an admission ticket or proof of ownership of the Shares on the record date. Any holder of a proxy from a Shareholder must present the proxy, properly executed, as well as an admission ticket to be admitted. Shareholders and proxyholders must also present a form of valid, government-issued photo identification, such as a driver’s license or passport. These items must be presented to the security personnel at the lobby reception desk located at 200 Park Avenue, New York, New York, 10166, in order to be admitted to the offices of Gibson, Dunn & Crutcher LLP. Expired forms of identification will not be accepted.

An admission ticket is attached to the last page of your proxy statement. If you plan to attend the Annual Meeting, please keep the admission ticket and bring it with you to the Annual Meeting. If you do not bring an admission ticket or proof of ownership of our Shares on the record date, you will not be admitted to the Annual Meeting. If you are a beneficial owner of Class A Shares and your Shares are held in the name of a broker, trustee or nominee, a brokerage statement or letter from a bank or broker detailing ownership of the Class A Shares as of the record date is an example of proof of ownership. If you are the holder of a proxy from a Shareholder, you should obtain your admission ticket from the Shareholder. For security reasons, you may be subject to search prior to your admittance to the Annual Meeting.

Admission to the Annual Meeting will begin at 9:30 a.m. Since space is limited, seating at the Annual Meeting will be on a first come, first served basis. In order to ensure that you are seated by the commencement of the Annual Meeting at 10:00 a.m., we recommend you arrive early.

What constitutes a quorum?

The presence of a quorum is required for business to be conducted at the Annual Meeting. The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the Shares outstanding as of the record date and entitled to vote shall constitute a quorum. As of the April 11, 2008 record date, 354,128,143 Shares (comprised of 74,138,572 Class A Shares and 279,989,571 Class B Shares) were outstanding and entitled to vote. If you submit a properly executed proxy card, regardless of whether you abstain from voting, you will be considered in determining the presence of a quorum. Similarly, “broker non-votes” (described below) will be counted in determining the presence of a quorum.

How do I vote?

You may vote in person at the Annual Meeting or by mail. If you hold your Shares in “street name” through a broker, trustee or other nominee, you may also be able to vote by telephone or electronically through the Internet in accordance with the voting instructions provided to you by such nominee.

Vote by Mail

If you are a holder of record of Shares and choose to vote by mail, simply complete, sign and date your proxy card and mail it in the accompanying pre-addressed envelope. Proxy cards submitted by mail must be received by our Office of the Secretary prior to the Annual Meeting in order for your Shares to be voted. If you hold Shares beneficially in street name and choose to vote by mail, you must complete, sign and date the voting instruction card provided by your broker, trustee or nominee and mail it in the accompanying pre-addressed envelope within the specified time period.

Voting at the Annual Meeting

If you are a record holder of Shares, you may attend and vote in person at the Annual Meeting. If you are a beneficial owner of Shares held in the name of a broker, trustee or other nominee, you must obtain a proxy, executed in your favor, from such nominee to be able to vote in person at the Annual Meeting. You should allow yourself enough time prior to the Annual Meeting to obtain this “legal proxy” from the holder of record.

Even if you plan to attend the Annual Meeting, we recommend that you submit your proxy or voting instructions by mail as described above so that your vote will be counted if you later decide not to attend the meeting. Any vote properly cast at the Annual Meeting will supercede any previously submitted proxy or voting instructions. For additional information, please see “Can I change my vote or revoke my proxy after I return my proxy card?” below.

How does the Board recommend I vote on the proposals?

The Board’s recommendations are set forth after the description of each item in this proxy statement. In summary, the Board recommends a vote:

•	“FOR” the election of Allan S. Bufferd and Joel Frank as Class I directors (see Proposal No. 1).

•	“FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008 (see Proposal No. 2).

How will my Shares be voted?

Your Shares will be voted as you indicate on the proxy card or voting instruction form, as applicable. If you return your signed proxy card but do not mark the boxes indicating how you wish to vote, your Shares will be voted “FOR” the election of Allan S. Bufferd and Joel Frank as Class I directors and “FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008. Your Shares will be voted in accordance with the discretion of the proxyholders as to any other matter that is properly presented at the Annual Meeting.

Can I change my vote or revoke my proxy after I return my proxy card?

Yes. Even after you have submitted your proxy, you may change your vote at any time before the proxy is exercised at the Annual Meeting. If you are a shareholder of record, regardless of the way in which you submitted your original proxy, you may change it by:

•	returning a later-dated signed proxy card;

•	delivering a written notice of revocation to us prior to the Annual Meeting at 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary; or

•	attending the Annual Meeting and properly voting in person.

If your Shares are held through a broker, trustee or other nominee, you will need to contact that nominee if you wish to change your voting instructions. You may also vote in person at the Annual Meeting if you obtain a legal proxy as described in the answer to the question above entitled “How do I vote—Voting at the Annual Meeting.”

Mere attendance at the Annual Meeting will not cause your previously granted proxy to be revoked.

What vote is required to approve each proposal?

For Proposal No. 1 (election of Class I directors) each Shareholder is entitled to vote “FOR” two nominees for Class I director at the Annual Meeting. Directors are elected by a plurality of the votes cast for a particular position at any duly convened meeting at which a quorum is present. Thus, the two nominees with the greatest number of votes will be elected. Withheld votes and broker non-votes will have no effect on the election of Class I directors.

For Proposal No. 2 (ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm), the affirmative vote of a majority of the votes cast will be required for approval. A majority of the votes cast means that the number of votes cast “for” must exceed the number of votes cast “against.” Abstentions have the effect of a negative vote. Broker non-votes will not affect the outcome of the vote.

A “broker non-vote” would occur only if a broker, trustee or other nominee does not have discretionary authority and has not received instructions with respect to a particular item from the beneficial owner or other person entitled to vote such Shares. With respect to both of the known items of business to be acted upon at the Annual Meeting, we believe that the broker, trustee or other nominee will have the discretionary authority to vote on behalf of beneficial owners. Accordingly, broker non-votes should not occur at the Annual Meeting.

What happens if additional matters are presented at the Annual Meeting?

Other than the items of business described in this proxy statement, we are not aware of any other business to be acted upon at the Annual Meeting. If you grant a proxy, the persons named as proxyholders will have the discretion to vote your Shares on any additional matters properly presented for a vote at the meeting. If, for any reason, any of our nominees for Class I director is not available as a candidate for director, the persons named as proxyholders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors, or the size of the Board of Directors will be reduced.

Who will count the vote?

Representatives of American Stock Transfer & Trust Company, our independent share transfer agent, will count the votes and act as the inspector of election.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

Our Board of Directors adopted Corporate Governance Guidelines that meet the listing standards of the NYSE. As described in the Corporate Governance Guidelines, our Board annually makes an affirmative determination regarding the independence of each director. An “independent” director is a director who meets both the NYSE’s definition of independence, as well as our independence standards, a copy of which is attached as Exhibit A hereto (the “Director Independence Standards”), in each case as determined by the Board in its business judgment. The full text of our Corporate Governance Guidelines can be found in the Corporate Governance section of our public website (www.ozcap.com). A copy also may be obtained upon written request to us at 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.

Director Independence

Our Board undertook its annual review of director independence in March 2008, and in the process reviewed the independence of each director, including the director nominees. In determining independence, our Board reviews whether directors have any material relationship with us. An independent director must not have any material relationship with us, or any relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Based on the standards set forth by the NYSE and in our Director Independence Standards, the Board affirmatively determined that Messrs. Allan S. Bufferd, Jerome P. Kenney and Jeffrey R. Leeds are each independent. Messrs. Daniel Och, Joel Frank and David Windreich are members of management and therefore are not independent. Under the NYSE’s transition rules, companies that list on the NYSE in conjunction with an initial public offering are not required to have a majority of independent board members until one year from the date of listing on the NYSE, and such companies are permitted to phase in independent members on their audit, compensation, and nominating committees such that the committees are entirely independent within one year of listing. The terms of our Operating Agreement provide that our Board of Directors will consist of seven directors within the first year following our initial public offering, in order to comply with the NYSE transitional rules requiring a majority of independent directors of the Board. Our Board currently consists of six directors.

Because our partners control more than 50% of our voting power, we are eligible for the “controlled company” exemption from the NYSE requirements that our Board of Directors consist of a majority of independent directors and that our Compensation Committee and Nominating, Corporate Governance and Conflicts Committee consist solely of independent directors. Although we do not currently intend to utilize the NYSE’s controlled company exception, we may in the future decide to do so.

The Board has three standing committees: Audit, Nominating, Corporate Governance and Conflicts, and Compensation. The Board has adopted a written charter for each of the Audit, Nominating, Corporate Governance and Conflicts, and Compensation Committees, and these charters are available on the Corporate Governance section of our website (www.ozcap.com). Copies of the charters also may be obtained upon written request to us at 9 West 57th Street, New York, New York 10019, Attention: Office of the Secretary.

Our Board was constituted in November 2007. The Board met three times in 2007. Each of our incumbent directors attended all meetings of the Board and the committees on which he served during the time he served as a director or a member of any committee. We encourage all of our directors to attend each annual meeting of our shareholders.

Executive Sessions of Independent Directors

Pursuant to our Corporate Governance Guidelines, the independent directors meet in executive sessions without management present at least once every quarter. At each executive session, the independent directors select the director that presides over that executive session.

Committees of the Board

The directors’ current committee appointments are as follows:

Director	Audit Committee	Nominating, Corporate Governance and Conflicts Committee	Compensation Committee

Allan S. Bufferd	X		Chair

Joel Frank	X	Chair	X

Jerome P. Kenney		X	X

Jeffrey R. Leeds	Chair	X

Daniel Och

David Windreich

Audit Committee.

The Audit Committee currently consists of Messrs. Leeds, Bufferd and Frank. Its primary responsibilities include assisting the Board in its oversight of (i) our financial statements, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the qualifications and independence of our independent registered public accounting firm, and (iv) the performance of that firm and our internal auditors. Among its specific duties and responsibilities, the Audit Committee:

•	is directly responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm;

•	reviews our financial statements, including any significant financial items and/or changes in accounting policies, with our senior management and independent registered public accounting firm;

•	receives reports from management regarding, and reviews and discusses the adequacy and effectiveness of, our disclosure controls and procedures;

•	reviews and discusses our practices with respect to risk assessment and risk management;

•	reviews significant tax, legal and regulatory matters; and

•

establishes and oversees procedures for handling complaints regarding accounting, internal accounting controls and auditing matters, including procedures for the confidential, anonymous submission of concerns by employees regarding accounting and auditing matters.

The Board has determined that Mr. Leeds is an “Audit Committee Financial Expert” for purposes of the rules of the United States Securities and Exchange Commission (the “SEC”), as he possesses accounting and related financial management expertise. The Board also has determined in its business judgment that each member of the Audit Committee is financially literate, as required by the NYSE. Mr. Leeds and Mr. Bufferd are independent directors. We intend to have an Audit Committee comprised solely of independent directors within one year of our initial public offering as provided by the NYSE’s transition requirements.

The Audit Committee was constituted in November 2007 and met once during 2007.

Nominating, Corporate Governance and Conflicts Committee.

The Nominating, Corporate Governance and Conflicts Committee currently consists of Mr. Frank, Mr. Kenney and Mr. Leeds. Its primary responsibilities are to identify individuals qualified to become members of our Board (in addition to those identified by the Class B Shareholder Committee) and to develop and recommend to our

Board a set of corporate governance guidelines. Among its specific duties and responsibilities, the Nominating, Corporate Governance and Conflicts Committee:

•	establishes processes and procedures for the selection and nomination of directors;

•	develops and recommends to the Board criteria for identifying and evaluating director candidates;

•	identifies, reviews the qualifications of, and recruits candidates for election to the Board;

•	recommends to the Board candidates for election or reelection to the Board at each annual shareholders’ meeting, subject to the rights of holders of our Class B Shares;

•	develops and recommends to the Board a set of corporate governance principles, and annually reviews and recommends changes as appropriate to these principles; and

•

establishes and oversees policies and procedures governing related person transactions, periodically reviews and updates as appropriate these policies and procedures and reviews and approves or ratifies any related person transactions, other than related person transactions that are pre-approved pursuant to our related person transaction policy.

Mr. Kenny and Mr. Leeds are independent directors. We intend to have a Nominating, Corporate Governance and Conflicts Committee comprised solely of independent directors within one year of our initial public offering, as provided by the NYSE’s transition requirements.

The Nominating, Corporate Governance and Conflicts Committee was constituted in November 2007 and did not meet during 2007.

Compensation Committee.

The Compensation Committee currently consists of Mr. Bufferd, Mr. Frank and Mr. Kenney. Its primary responsibilities are to assist the Board in matters relating to the compensation of our executive officers, employees and directors. Among its specific duties, the Compensation Committee:

•

reviews and approves corporate goals and objectives relevant to Chief Executive Officer compensation, evaluates the Chief Executive Officer’s performance in light of those goals and objectives, and recommends any compensation to be paid to the Chief Executive Officer to our independent directors for approval;

•

oversees and makes recommendations regarding our overall compensation structure, policies and practices, and assesses whether our compensation structure establishes appropriate incentives for our partners, management and employees;

•	oversees our equity-based incentive compensation plans and other compensation and employee benefit plans;

•	reviews and discusses with management our Compensation Discussion and Analysis and related disclosures included in our annual proxy statement;

•	monitors compliance with the Company’s Class A Share ownership requirements of independent directors; and

•	reviews the compensation of directors for service on our Board and our committees and recommends changes in compensation to our Board.

Mr. Bufferd and Mr. Kenny are independent directors. We intend to have a Compensation Committee comprised solely of independent directors within one year of our initial public offering, as provided by the NYSE’s transition requirements. In addition, we expect that the Compensation Committee will be comprised solely of “non-employee” directors as defined by Rule 16b-3(b)(3) under the Exchange Act and “outside” directors within the meaning of Section 162(m)(4)(c)(1) of the Internal Revenue Code of 1986.

The Compensation Committee was constituted in November 2007 and met once during 2007.

Compensation Committee Interlocks and Insider Participation

Prior to our November 2007 initial public offering, Mr. Och made all decisions regarding executive officer compensation, including compensation decisions during 2007. Following our initial public offering, our Compensation Committee makes compensation decisions. Mr. Frank currently serves on our Compensation Committee as permitted under the NYSE’s transition rules described above and is our Chief Financial Officer and also an Executive Managing Director. See “Certain Matters and Related Party Transactions—Related Party Transactions” below.

Selection of Director Nominees

Under the terms of the shareholders’ agreement we entered into with our partners in their capacity as holders of our Class B Shares in connection with our initial public offering (the “Class B Shareholders’ Agreement”), the Class B Shareholder Committee is entitled to designate five nominees (out of seven total, unless such Committee approves an increase in the size of our Board) for election to our Board of Directors so long as our partners and their permitted transferees beneficially own Shares representing more than 50% of the total combined voting power of all our outstanding Shares. So long as our partners and their permitted transferees own Shares representing more than 10% and less than or equal to 50% of the total combined voting power of all our outstanding Shares, the Class B Shareholder Committee will be entitled to designate between one and three nominees for election to our Board of Directors, depending upon such ownership. See “Certain Matters and Related Party Transactions—Related Party Transactions—Class B Shareholders’ Agreement.” With respect to other positions on the Board, the Nominating, Corporate Governance and Conflicts Committee makes a recommendation to the full Board as to any persons it believes should be nominated by the Board, and the Board determines the nominees after considering the recommendation and report of the committee.

The Nominating, Corporate Governance and Conflicts Committee will consider candidates for Board membership suggested by the Class B Shareholder Committee and other members of the Board, as well as by management and Shareholders. The Nominating, Corporate Governance and Conflicts Committee does not have a formal policy for consideration of director candidates recommended by our Shareholders, as our Corporate Governance Guidelines provide that such candidates will be evaluated using the same criteria as candidates recommended by members of our Board or management. You may recommend any person for consideration as a director nominee by writing to the Nominating, Corporate Governance and Conflicts Committee at Och-Ziff Capital Management Group LLC, 9 West 57th Street, New York, NY 10019, Attention: Office of the Secretary. Recommendations must include the name and address of the Shareholder making the recommendation, a representation that the Shareholder is a holder of our Shares, biographical information about the individual recommended and any other information the Shareholder believes would be helpful to the Nominating, Corporate Governance and Conflicts Committee in evaluating the individual recommended.

Once a director candidate is identified, the Nominating, Corporate Governance and Conflicts Committee evaluates the candidate by considering any and all criteria that it deems to be relevant. Although there are no minimum qualifications, the criteria evaluated by the Nominating, Corporate Governance and Conflicts Committee may include, among others, business experience and skills, judgment, integrity, the ability to commit sufficient time and attention to Board activities, and the absence of potential conflicts with our interests.

Shareholder Communications with the Board

Any Shareholder who wishes to communicate directly with the Board as a group or any individual member of the Board should write to The Board of Directors, c/o Och-Ziff Capital Management Group LLC, Attention: Office of the Secretary, 9 West 57th Street, New York, New York 10019. Any Shareholder who wishes to communicate directly with the independent directors as a group or to any individual independent member of our Board should do so in writing addressed to Independent Directors, c/o Och-Ziff Capital Management Group LLC, Attention: Office of the Secretary, 9 West 57th Street, New York, New York 10019.

Relevant communications will be distributed to any or all directors as appropriate depending on the facts and circumstances outlined in the individual communication. In accordance with instructions from the Board, the Secretary to the Board reviews all correspondence, organizes the communications for review by the Board and distributes such communications to the full Board, the independent directors or individual members, as appropriate. In addition, at the request of the Board, communications that do not directly relate to our Board’s duties and responsibilities as directors will be excluded from distribution. Such excluded items include, among others, “spam”, advertisements, mass mailings, form letters, and email campaigns that involve unduly large numbers of similar communications; solicitations for goods, services, employment or contributions; and surveys. Additionally, communications that appear to be unduly hostile, intimidating, threatening, illegal or similarly inappropriate will also be screened for omission. Any excluded communication will be made available to any director upon their request.

Code of Ethics

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) applicable to all of our employees, officers and partners, including our Chief Executive Officer and our Chief Financial Officer, and to all members of the Board. The Code of Conduct requires avoidance of conflicts of interest, compliance with all applicable laws and other legal requirements, conduct of business in an honest and ethical manner, integrity and actions in our best interest. Everyone subject to the Code of Conduct is required to report any suspected violation of the Code of Conduct or of any law, rule or regulation or internal corporate policy or any other unethical behavior. A copy of our Code of Conduct is available on our website (www.ozcap.com), and may also be obtained upon written request to Och-Ziff Capital Management Group LLC, Attention: Office of the Secretary, 9 West 57th Street, New York, New York 10019.

The Sarbanes-Oxley Act of 2002 requires companies to have procedures in place to receive, retain and treat complaints received regarding accounting, internal accounting controls or auditing matters and to allow for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. We currently have such procedures in place and our Audit Committee is responsible for overseeing them.

PROPOSAL NO. 1

ELECTION OF CLASS I DIRECTORS

General

Our Board currently consists of six members and will be increased to seven directors within one year of our initial public offering. Thereafter, the Board will consist of such other number of directors as may from time to time be determined by a majority of our Board to be appropriate in accordance with the terms of our Operating Agreement and the Class B Shareholders’ Agreement. Pursuant to the Operating Agreement, our Board is divided into three classes of approximately equal size. Each class of directors is elected for a three-year term, and the election of the classes is staggered such that only one class of directors is elected each year.

Directors Standing for Election

Two of our directors are standing for election: Allan S. Bufferd and Joel Frank. Each of these nominees currently serves on the Board as a Class I director, and each has consented to serve for an additional three-year term ending at the 2011 annual meeting of Shareholders and when his successor is duly elected or appointed and qualified.

We do not know of any reason why either of the nominees would be unable to serve as a Class I director. However, if either of the nominees should become unavailable to serve, the Board may designate a substitute nominee or reduce the size of the Board. If the Board designates a substitute nominee, the persons named as proxies will vote “FOR” that substitute nominee.

The Board of Directors unanimously recommends that Shareholders vote

“FOR” the election of Mr. Bufferd and Mr. Frank as Class I directors.

Director Nominees

The following table sets forth biographical information as of March 31, 2008 with respect to each nominee for director:

Name	Director Class	Expiration of Term	Age	Position
Allan S. Bufferd	I	2008	70	Independent Director

Joel Frank	I	2008	52	Chief Financial Officer, Executive Managing Director and Director

Allan S. Bufferd, 70, joined our Board in November 2007 in connection with our initial public offering. Mr. Bufferd has been Treasurer Emeritus of the Massachusetts Institute of Technology (“MIT”) since his retirement in May 2006 as MIT’s Treasurer and Chief Investment Officer. Prior to his retirement, Mr. Bufferd served as the first president of the MIT Investment Management Company since July 2004. Mr. Bufferd holds S.B., S.M. and Sc.D. degrees in Materials Engineering from MIT and a J.D. from Suffolk University. Mr. Bufferd is a director of MASSBANK Corp. and serves on its Asset and Liability Committee, which he chairs. Mr. Bufferd is also a director of RAM Holdings Ltd. Mr. Bufferd also serves on the advisory boards of various private investment funds and as a director or trustee of various non-profit organizations.

Joel Frank, 52, joined our Board in November 2007 in connection with our initial public offering. Mr. Frank is also our Chief Financial Officer and an Executive Managing Director. Mr. Frank is also the Finance Officer for Och-Ziff Management Europe Limited, a director of Och-Ziff India Private Limited and Och-Ziff Consulting (Beijing) Company Limited as well as Chief Financial Officer and an executive managing director of each Och-Ziff Operating Group entity. Prior to joining Och-Ziff at its inception in 1994, Mr. Frank spent six years at Rho Management Company, Inc. as its Chief Financial Officer. Mr. Frank was previously with Manufacturers Hanover

Investment Corporation from 1983 to 1988 as Vice President and Chief Financial Officer, and was with Manufacturers Hanover Trust from 1977 to 1983. Mr. Frank holds a B.B.A. in Accounting from Hofstra University and an M.B.A. in Finance from Fordham University. Mr. Frank is a C.P.A. certified in the State of New York.

Directors Continuing in Office

The following table sets forth biographical information as of March 31, 2008 with respect to each director continuing in office beyond the Annual Meeting:

Name	Director Class	Expiration of Term	Age	Position
Daniel Och	III	2010	47	Chief Executive Officer, Executive Managing Director and Chairman of the Board of Directors

David Windreich	II	2009	50	Executive Managing Director and Director

Jerome P. Kenney	III	2010	66	Independent Director

Jeffrey R. Leeds	II	2009	62	Independent Director

Daniel Och, 47, joined our Board in November 2007 in connection with our initial public offering. Mr. Och is our founder, Chief Executive Officer, an Executive Managing Director and Chairman of our Board. He is also our Chief Investment Officer and an officer and/or director of each of our indirect foreign operating subsidiaries, Och-Ziff Management Europe Limited, Och-Ziff Capital Management Hong Kong Limited, Och-Ziff Consulting (Beijing) Company Limited, Och-Ziff Japan Limited and Och-Ziff India Private Limited, as well as Chief Executive Officer and an executive managing director of each Och-Ziff Operating Group entity. Prior to founding Och-Ziff in 1994, Mr. Och spent 11 years at Goldman, Sachs & Co., where he was a Vice President. Mr. Och began his career at Goldman, Sachs & Co. in the Risk Arbitrage Department and was later Head of Proprietary Trading in the Equities Division and Co-Head of U.S. Equities Trading. Mr. Och has a B.S. in Finance from the Wharton School of the University of Pennsylvania.

David Windreich, 50, joined our Board in November 2007 in connection with our initial public offering. Mr. Windreich is the head of U.S. Investing for Och-Ziff, an Executive Managing Director and is also an executive managing director at each Och-Ziff Operating Group entity. Prior to joining Och-Ziff at its inception in 1994, Mr. Windreich was a Vice President in the Equity Derivatives Department at Goldman, Sachs & Co. Mr. Windreich became a Vice President at Goldman, Sachs & Co. in 1988 and began his career there in 1983. Mr. Windreich holds both a B.A. in Economics and an M.B.A. in Finance from the University of California, Los Angeles.

Jerome P. Kenney, 66, joined the Board in November 2007 in connection with our initial public offering. Mr. Kenney is a Vice-Chairman and member of the Executive Client Coverage Group of Merrill Lynch & Co., Inc., positions he has held since February 2002. From 1990 to 2002, Mr. Kenney served as the head of Corporate Strategy, Business Development and Research, and oversaw Corporate Credit, Marketing and Government Relations at Merrill Lynch. From 1985 to 1991, he served as President and Chief Executive Officer of the Merrill Lynch Capital Markets Group and as a member of the Board of Directors of Merrill Lynch. Mr. Kenney holds a B.A. in Economics from Yale University and an M.B.A. in Finance from Northwestern University’s Kellogg School of Management.

Jeffrey R. Leeds, 62, joined our Board in February 2008. Mr. Leeds previously served as Executive Vice President and Chief Financial Officer of GreenPoint Financial Corporation until October 2004. Mr. Leeds joined GreenPoint Financial Corporation in 1995 as senior vice president and treasurer and was promoted in 1999 to Executive Vice President. Previously, Mr. Leeds was with Chemical Banking Corporation from 1981 to 1995, where he assumed a number of responsibilities, including as a Managing Director in charge of asset and liability management. Prior to then, Mr. Leeds was with the Chicago Board of Options Exchange and with First National Bank of Chicago. Mr. Leeds currently serves as a director of United Western Bancorp and of Brookdale Senior Living Inc. where he is a member and Chairman, respectively, of such companies’ audit committees. He holds a B.A. in Economics from the University of Michigan and a Masters in Philosophy and an M.B.A. from Columbia University.

PROPOSAL NO. 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

General

Our Audit Committee has appointed, and our Board has ratified the appointment of, Ernst & Young LLP as our independent registered public accounting firm for 2008. In connection with this appointment, Ernst & Young LLP will examine and report to Shareholders on the consolidated and combined financial statements of the Company and its subsidiaries for 2008. Ernst & Young LLP has served as our independent registered public accounting firm since our formation in 2007 and currently serves and in prior years has served as the independent auditor for the Och-Ziff Operating Group and its consolidated subsidiaries.

Although not required, the Board has put this proposal before the Shareholders because it believes that seeking Shareholder ratification of the Audit Committee’s appointment of our independent registered public accounting firm is good corporate practice. This vote is only advisory, however, because the Audit Committee has the sole authority to retain and dismiss our independent registered public accounting firm. If the appointment of Ernst & Young LLP is not ratified, the Audit Committee will evaluate the basis for the Shareholders’ vote when determining whether to continue the firm’s engagement.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and are expected to be available to respond to appropriate questions from Shareholders. They also will have the opportunity to make a statement if they desire to do so.

The Board of Directors unanimously recommends that Shareholders vote

“FOR” the ratification of the Audit Committee’s appointment of Ernst & Young LLP as our independent registered public accounting firm for 2008.

Principal Accountant Fees and Services

The following table summarizes the aggregate fees for professional services provided to Och-Ziff by Ernst & Young LLP for the year ended December 31, 2007(1):

Fee Category	Och-Ziff Capital Management Group LLC	Reorganization and IPO	Total
Audit Fees(2)	$2,343,000	$5,531,080	$7,874,080
Audit-Related Fees(3)	—	$1,382,770	$1,382,770
Tax Fees(4)	$2,150,000	$2,355,125	$4,505,125
All Other Fees(5)	—	—	—
Total Fees(6)	$4,493,000	$9,268,975	$13,761,975

(1)	In November 2007, we completed a series of transactions, including a reorganization of the entities under the common control of Mr. Och, whereby the control of the Och-Ziff Operating Group and our real estate business was transferred to us (this, along with certain other related transactions, we refer to as the “Reorganization”). Immediately following our Reorganization, we completed our initial public offering. This table includes fees in 2007 for professional services rendered by Ernst & Young LLP, including in connection with the Reorganization and our initial public offering as indicated in the column entitled “Reorganization and IPO.”

(2)

Audit Fees. Consist of fees for professional services provided in connection with the annual audit of our consolidated and combined financial statements and the services that an independent registered public accounting firm would customarily provide in connection with subsidiary audits, other regulatory filings, and similar engagements, such as attest services, consents, and reviews of documents filed with the SEC. The audit fees in the “IPO” column reflect the aggregate fees for the audit of the financial statements for the years ended December 31, 2006, 2005 and 2004 for the Och-Ziff Operating Group and its subsidiaries that was required in connection with our initial public offering.

(3)	Audit-Related Fees. Consist of fees for services rendered in connection with our initial public offering that are reasonably related to the performance of the audit or review of the financial statements of the Och-Ziff Operating Group and its subsidiaries, including fees for the performance of audits and attest services not required by statute or regulations; audits of our employee benefit plans; due diligence activities related to investments and transactions; and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

(4)	Tax Fees. Consist of the aggregate fees billed for professional services rendered for tax compliance, tax advice and tax planning, including tax fees associated with our initial public offering and Reorganization.

(5)	All Other Fees. Consist of fees billed for professional services, other than the services reported as “Audit Fees,” “Audit-Related Fees” or “Tax Fees.”

(6)	Total Fees. Ernst & Young LLP also provides audit and tax services to the funds we manage. During 2007 fees for these services were approximately $3.1 million for audit fees and $1.8 million for tax services. The tax services provided consisted primarily of tax compliance and related services for the funds. The fees for these services are not included in this table as they were not provided to us or our consolidated subsidiaries.

Pre-Approval of Audit and Permissible Non-Audit Services of Independent Registered Public Accounting Firm

Our Audit Committee has adopted a policy implementing the SEC’s rules requiring it to pre-approve all audit services, audit-related and all permissible non-audit services performed by our independent registered public accounting firm. These pre-approval requirements are intended to comply with rules of the SEC and Public Company Accounting Oversight Board, which are applicable to all public companies, and to help assure that the provision of services does not impair our independent registered public accounting firm’s independence from Och-Ziff. The policy specifically sets forth services that are pre-approved as well as services that are prohibited. Any request to provide a pre-approved service is submitted to the Chief Executive Officer or the Chief Financial Officer for authorization. If there is any question as to whether a service has been pre-approved, the Audit Committee or the Chair of the Audit Committee is consulted for a determination. The term of any pre-approval is 12 months from the date of pre-approval, unless the Audit Committee specifically provides for a different period.

For services not specifically pre-approved pursuant to the policy, a written request will be submitted in advance to the Audit Committee by management along with documentation describing the scope of the proposed service, the fee structure for the service and any other relevant information. Prior to approving any service, the Audit Committee must discuss with the independent registered public accounting firm the potential effects of the proposed services on the independent registered public accounting firm’s independence and seek management’s views on whether the requested services are consistent with the policy as well as applicable law. Our Audit Committee has delegated to Mr. Leeds, Chairman of our Audit Committee, the authority to approve any audit, audit-related or non-audit services to be provided to us by our independent registered public accounting firm. Any approval of services pursuant to this delegated authority is reported on at the next meeting of the Audit Committee.

Audit Committee Report

The Audit Committee reviews our financial reporting process on behalf of the Board. Management has the primary responsibility for the financial statements, the reporting process and maintaining our system of internal control over financial reporting. Our independent registered public accounting firm was engaged to audit and express opinions on the conformity of our financial statements to accounting principles generally accepted in the United States, or GAAP.

In this context, the Audit Committee has reviewed and discussed the audited financial statements prepared for inclusion in our Annual Report on Form 10-K for the year ended December 31, 2007 with management and Ernst & Young LLP, our independent registered public accounting firm. The Audit Committee has discussed with Ernst & Young LLP the matters required to be discussed by Statement on Auditing Standards No. 114 (The Auditor’s Communication with Those Charged with Governance), as currently in effect, which Statement on Auditing Standards superseded Statement on Auditing Standards No. 61 (Communications with Audit Committees). The Audit Committee has received the written disclosures and the letter from Ernst & Young LLP required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committee), as adopted by the Public Company Accounting Oversight Board in Rule 3600T, and has discussed with Ernst & Young LLP its independence.

Relying on the reviews and discussions referred to above, the Audit Committee recommended to the Board, and the Board has approved, the inclusion of the audited financial statements in our Annual Report on Form 10-K for the year ended December 31, 2007, for filing with the SEC.

Submitted by the members of the Audit Committee:

Jeffrey R. Leeds, Chair

Allan S. Bufferd

Joel Frank

OWNERSHIP OF SECURITIES

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth the beneficial ownership of our Class A Shares, Class B Shares and the Och-Ziff Operating Group A Units, which at any time and from time to time (subject to vesting, minimum retained ownership requirements and transfer restrictions) are exchangeable for our Class A Shares on a one-for-one basis (or, at our option, a cash equivalent). The information is presented as of April 21, 2008 with respect to (1) each person known to us to beneficially own more than 5% of either class of our outstanding Shares, (2) each of our directors, including nominees for director, (3) each of the Named Executive Officers (as set forth below), and (4) all directors, including our director nominees, and executive officers as a group.

Beneficial ownership is determined in accordance with the rules of the SEC. To our knowledge, each person named in the table below has sole voting and investment power with respect to all of the Shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table and pursuant to applicable community property laws. Unless otherwise indicated, the address of each person named in the table is c/o Och-Ziff Capital Management Group LLC, 9 West 57th Street, New York, New York 10019.

	Och-Ziff Operating Group			Och-Ziff Capital Management Group LLC
	Och-Ziff Operating Group A Units(1)			Class A Shares(1)			Class B Shares(1)(2)			Total Voting Power(3)
Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class	Amount and Nature of Beneficial Ownership		Percent of Class
Named Executive Officers:
Daniel Och	150,940,199	(4)	48.5%	(5)		(5)	279,989,571	(6)	100%(6)	79.1%(7)
David Windreich(8)	34,921,856		11.2%	—		—	—		—	—
Joel Frank(9)	6,688,018		2.1%	—		—	—		—	—
Michael Cohen(10)	20,893,444		6.7%	—		—	—		—	—
Zoltan Varga(11)	12,599,531		4.1%	—		—	—		—	—

Principal Shareholders:
DIC Sahir Limited	—		—	38,138,571	(12)	51.4%	—		—	10.8%
T. Rowe Price Associates, Inc.	—		—	7,245,200	(13)	9.8%	—		—	2.0%
Lansdowne Partners Limited Partnership	—		—	7,180,597	(14)	9.7%	—		—	2.0%

Directors and Nominees for Director:
Allan S. Bufferd	—		—	—		—	—		—	—
Jerome P. Kenney	—		—	—		—	—		—	—
Jeffrey Leeds	—		—	—		—	—		—	—
All Directors and Executive Officers as a group (10 persons)	235,653,845		75.7%	(5)		(5)	279,989,571	(6)	100%(6)	79.1%

(1)

In connection with our initial public offering, our founding owners entered into an exchange agreement with Och-Ziff, our intermediate holding companies and each of the Och-Ziff Operating Group entities (the “Exchange Agreement”). Under the Exchange Agreement, our founding owners are entitled to exchange their Och-Ziff Operating Group A Units with the Och-Ziff Operating Group entities for our Class A Shares on a one-for-one basis, subject to exchange rate adjustments for splits, unit distributions and reclassifications and subject to vesting, minimum retained ownership requirements and transfer restrictions. Each partner holds a number of Class B Shares equal to the number of Och-Ziff Operating Group A Units held by such Partner. See Note (2) below. Upon any such exchange, a partner’s corresponding Class B Shares will be automatically cancelled and as a result, there will be no effect on the number of voting Shares outstanding, other than with respect to exchanges by the Ziffs (the Ziffs do not hold any Class B Shares and assuming the exchange by the Ziffs of all of their Och-Ziff Operating Group A Units, 31,109,953 Class A Shares would be issued). Exchanges of vested Och-Ziff Operating Group A Units for our Class A Shares generally may be made as and when approved by an exchange committee comprised of the members of the Partner Management Committee (which Partner Management Committee is provided for by the limited partnership agreements for each of the Och Ziff Operating Group entities) and currently chaired by Mr. Och. For additional detail with respect to the rights of our founding owners to exchange their Och-Ziff Operating Group A Units, please see “Certain Matters and Related Party Transactions—Related Party Transactions—Exchange Agreement.”

(2)	The Class B Shares entitle the holders to one vote per share, but have no economic rights. Each partner holds a number of Class B Shares equal to the number of Och-Ziff Operating Group A Units held by such partner. Our partners hold all of our Class B Shares and have granted to the Class B Shareholder Committee, the sole member of which is currently Mr. Och, an irrevocable proxy to vote all of their Class B Shares as such Committee shall determine. This proxy will terminate upon the later of (1) Mr. Och’s withdrawal, death or disability or (2) such time as our partners hold less than 40% of the total combined voting power of our Company. See “Certain Matters and Related Party Transactions—Related Party Transactions—Class B Shareholder Committee; Proxy and Approval Rights.”

(3)	Based on 354,128,143 Shares (74,138,572 Class A Shares and 279,989,571 Class B Shares) issued and outstanding as of April 21, 2008.

(4)	This amount includes beneficial ownership interests held by six Grantor Retained Annuity Trusts, which are for the benefit of members of the Och family. These trusts hold approximately 60% of Mr. Och’s aggregate beneficial ownership of OZ Management and OZ Advisors II and approximately 55% of his aggregate beneficial ownership of OZ Advisers I. Mr. Och and these trusts collectively beneficially own proportionate interests in each of the Och-Ziff Operating Group entities, but such interests are held disproportionately by Mr. Och and each of the individual trusts. Disproportionate interests in the Och-Ziff Operating group entities may only be exchanged for Class A Shares if and when they are combined to form Och-Ziff Operating Group A Units. All amounts reflected in the table above assume all of such disproportionate interests are combined to form Och-Ziff Operating Group A Units.

(5)	Pursuant to the terms of a Securities Purchase and Investment Agreement, by and among the Company, DIC Sahir and DIC, dated as of October 29, 2007 (the “Securities Purchase Agreement”), Mr. Och may be deemed to possess dispositive power with respect to 38,138,571 Class A Shares held by DIC Sahir due to certain drag-along rights in the Securities Purchase Agreement. Mr. Och disclaims beneficial ownership of such Class A Shares held by DIC Sahir.

(6)	Mr. Och has direct beneficial ownership of 150,940,199 Class B Shares and has beneficial ownership of the 129,049,372 Class B Shares held by the other partners that are subject to the irrevocable voting proxy described in Note (2) above.

(7)	The total voting power percentage reflects all Class B Shares subject to the irrevocable voting proxy described in Note (2) above and in “Certain Matters and Related Party Transactions—Related Party Transactions—Class B Shareholder Committee; Proxy and Approval Rights.” The total voting power percentage does not include any of the Class A Shares held by DIC Sahir with respect to which Mr. Och disclaims beneficial ownership as described in Note (5) above.

(8)	Mr. Windreich’s beneficial ownership includes 10,476,588 Och-Ziff Operating Group Group A Units beneficially owned by The David Windreich GRAT I and The David Windreich GRAT II. Each of the trusts referenced is for the benefit of members of the Windreich family. Mr. Windreich also holds 34,921,856 Class B Shares, with respect to which he has granted an irrevocable voting proxy to the Class B Shareholder Committee as described in Note (2) above.

(9)	Mr. Frank’s beneficial ownership also includes 1,003,296 Och-Ziff Operating Group Group A Units beneficially owned by The Joel M. Frank 2007 Annuity Trust, for the benefit of members of the Frank family. Mr. Frank holds 6,688,018 Class B Shares, with respect to which he has granted an irrevocable voting proxy to the Class B Shareholder Committee as described in Note (2) above.

(10)	Mr. Cohen’s beneficial ownership includes 6,893,966 Och-Ziff Operating Group Group A Units beneficially owned by The Michael Cohen GRAT I and The Michael Cohen GRAT II. Each of the trusts referenced is for the benefit of members of the Cohen family. Mr. Cohen also holds 20,893,444 Class B Shares, with respect to which he has granted an irrevocable voting proxy to the Class B Shareholder Committee as described in Note (2) above.

(11)	Mr. Varga also holds 12,599,531 Class B Shares, with respect to which he has granted an irrevocable voting proxy to the Class B Shareholder Committee as described in Note (2) above.

(12)	Information based solely on a Schedule 13D reporting beneficial ownership as of November 19, 2007. DIC Sahir, DIC, Dubai Holding Investment Group LLC (“DHIG”), Dubai Holding LLC (“Dubai Holding”) and Mohammad Abdullah Ali Al Gergawi have shared voting and dispositive power over these shares. DIC Sahir is a wholly-owned subsidiary of DIC. DIC is a wholly-owned subsidiary of Dubai Holding, which is majority-owned by certain members of the Ruling Family of Dubai in their private capacity. The address for DIC Sahir and DIC is c/o Dubai International Capital LLC, The Gate, East Wing 13th Floor, DIFC, Sheikh Zayed Road, Dubai, United Arab Emirates. The address for DHIG, Dubai Holding and Mr. Gergawi is c/o Dubai Holding LLC, Emirates Towers, Offices, Level 49, P.O. Box 73311, Dubai, United Arab Emirates.

(13)	Information based solely on a Schedule 13G reporting beneficial ownership as of December 31, 2007. T. Rowe Price Associates, Inc. has sole voting power over 673,800 Class A Shares and sole dispositive power over 7,245,200 Class A Shares. The address for T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202.

(14)	Information based solely on a Schedule 13G reporting beneficial ownership as of December 31, 2007. Lansdowne Partners Limited Partnership has sole voting and dispositive power over 3,309,550 Class A Shares and shared voting and dispositive power with Lansdowne UK Equity Fund Limited over 3,871,047 Class A Shares. The address for Lansdowne Partners Limited Partnership is 15 Davies Street, London, W1K 3AG, England. The address for Lansdowne UK Equity Fund Limited is c/o Fortis Prime Fund Solutions Administration Services (Ireland) Limited, Fortis House, Park Lane, Spencer Dock, Dublin 1, Ireland.

None of our executive officers or directors has received any equity grants that will vest in the 60 days after April 21, 2008.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires our officers and directors, and persons who beneficially own more than 10% of the Shares, to file with the SEC reports of ownership and changes in ownership of the Shares. Based on a review of the copies of such reports, we believe that during the year ending December 31, 2007, our executive officers, directors and greater than 10% Shareholders filed on a timely basis all reports due under Section 16(a) of the Exchange Act, except that a late filing was made with respect to a grant of Class A restricted share units to each of Messrs. Bufferd and Kenney.

EXECUTIVE AND DIRECTOR COMPENSATION

Compensation Committee Report

The Compensation Committee assists the Board in fulfilling its responsibilities relating to executive compensation. The Compensation Committee is responsible for overseeing compensation programs that enable us to attract, retain and motivate executives and employees capable of establishing and implementing business plans in the best interests of the holders of Class A Shares. The Compensation Committee, on behalf of and in certain instances subject to the approval of the Board, reviews and approves matters relating to the compensation of our executive officers, employees and directors. In this context, the Compensation Committee reviewed and discussed with management our Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Following the reviews and discussions referred to above, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in our Annual Report on Form 10-K and this proxy statement.

Submitted by the members of the Compensation Committee:

Allan S. Bufferd, Chair

Joel Frank

Jerome P. Kenney

Compensation Discussion and Analysis

Background

Prior to the completion of our November 2007 initial public offering, all material elements of the income payments to our partners were determined by Mr. Och. In general, our fundamental objective in setting income payments to our partners was to align their interests with those of the investors in our funds by entering into agreements with them providing for the payment of discretionary distributions in respect of their interests in the Och-Ziff Operating Group, and offering our partners the opportunity to invest in our funds through the use of their own capital. See “Certain Matters and Related Party Transactions—Investment Activities.” In addition, our partners historically have not received any minimum annual distributions or individual performance-based amounts.

As a result of the Reorganization completed in connection with our initial public offering, we continued this objective by reclassifying each partner’s interests in the Och-Ziff Operating Group as Och-Ziff Operating Group A Units, which represent common equity interests in the Och-Ziff Operating Group entities. In addition, as part of the reclassification, each of our partners received a Class C non-equity interest in the Och-Ziff Operating Group (“Class C Non-Equity Interests”), on which discretionary income allocations may be made to them (and any future partners who may receive such units).

Following our initial public offering, our partners, including each of our Named Executive Officers, have received and will continue to receive distributions on the Och-Ziff Operating Group A Units that they own (which are treated as distributions on equity rather than as compensation for financial accounting purposes). Our founding owners own 100% of the Och-Ziff Operating Group A Units, which, as of April 21, 2008, represents an 80.8% ownership interest in our business. The Och-Ziff Operating Group A Units are exchangeable for our Class A Shares on a one-for-one basis, subject to certain exchange rate adjustments for splits, unit distributions and reclassifications and generally subject to ratable annual vesting through 2012, minimum retained ownership requirements and transfer restrictions. We believe that ownership by our partners of substantial amounts of the common equity in our business through their interests in the Och-Ziff Operating Group affords significant alignment with our Class A shareholders.

As noted above, prior to our initial public offering, our partners were allocated income and received discretionary distributions on their interests in our business. Historically, a portion of the incentive income allocated to our partners was deferred. This deferred income and earnings thereon, which generally remain indexed to our funds, is ultimately due to our partners. We refer to these deferred amounts as the “Deferred Balance.” The Deferred

Balance is payable by our funds to OZ Management pursuant to deferral agreements between us and our funds. After the completion of our initial public offering, we amended the deferral arrangements and, as a result, no partner income allocations were deferred in 2007 or will be deferred in future periods. The full amount of the Deferred Balance will be paid to OZ Management, which amount will in turn be distributed to our partners and the Ziffs over a three-year period that commenced in 2008. For additional information see the table below entitled “Non-Qualified Deferred Compensation” and “Certain Matters and Related Party Transactions—Distributions—Deferred Balance.”

Our managing directors, as with all of our other professional employees, have the opportunity to become partners. Historically, we have compensated our managing directors primarily through compensation pools tied to the profitability of our business in accordance with managing director agreements that provided for the payment of discretionary and/or other amounts. In connection with our initial public offering, we also granted to them and all of our other employees Class A restricted share units. These units may accrue dividends to be paid if and when the underlying Class A restricted share units vest, may be settled in Class A Shares or cash, at the election of a majority of our Board of Directors, and vest in equal installments over a four-year period beginning in November 2008. In December 2007, we provided our managing directors with a one-time opportunity to elect to receive Class A restricted share units (with the number of units calculated at a discount to the average fair market value of our Class A Shares over a ten-trading day period), which units would vest on December 31, 2010, in lieu of a portion of their 2007 bonus compensation that would have been paid in cash over a two-year period pursuant to their agreements with us. Our managing directors subsequently entered into new agreements with us providing that a significant portion of their bonus compensation would be equity-based. See “Executive and Director Compensation—Employment Agreements, Severance Benefits and Change in Control Provisions—Managing Director Bonus Compensation.” We amended these agreements because we believe that providing our managing directors with equity-based compensation further aligns their interests with our Class A shareholders and also provides a compelling incentive and retention mechanism.

Compensation Philosophy

We believe that our philosophy of seeking to align the interests of our partners and managing directors with those of the investors in our funds has been a key contributor to the growth and success of our Company. Our structure following the Reorganization, resulting in our partners owning substantial amounts of the common equity in our business through the Och-Ziff Operating Group A units, reflects this philosophy. Furthermore, we continue to encourage our executive officers and other partners and managing directors to invest their own capital in the funds that we manage. Currently, our partners have significant interests in our funds as a result of their reinvestment of the after-tax proceeds from our initial public offering and concurrent sale of Class A Shares to DIC in our funds, primarily the OZ Global Special Investments Fund.

In keeping with our philosophy, we currently expect that our partners, including each of our Named Executive Officers (other than Mr. Varga, who will receive amounts under his employment agreement with us), will not receive fixed annual cash amounts or other compensation, except for the perquisites that we currently provide, specifically car service for business commutation and estate and tax planning and preparation services. Rather, our partners will receive distributions on the Och-Ziff Operating Group A Units that they own. Similarly, we intend to continue to compensate our managing directors through compensation pools tied to the profitability of our business and provide that a significant portion of their compensation will be equity-based. Our managing directors will not own any common equity interest in the Och-Ziff Operating Group; however, in addition to the equity-based compensation we have already granted to them and that we expect to grant under our current managing director agreements, we intend to compensate all of our managing directors and other employees with equity-based incentive compensation awards under our 2007 Equity Incentive Plan. Under this Plan, we may grant share options, share appreciation rights, restricted share units and other share-based awards, including long-term incentive plan units or performance units issued pursuant to a separate series of Operating Group Equity Units.

We intend to continue to design our compensation programs to attract, retain and motivate executives and other professionals of the highest level of quality and effectiveness. We are focused on rewarding the types of performance that increase long-term shareholder value, including growing revenue, retaining investors in our funds, developing new investor relationships, improving operational efficiency and managing risks. Our Compensation

Committee and management will regularly reevaluate our compensation programs to ensure compliance with these objectives. In the future, we may determine to pay our executive officers and other partners fixed annual cash amounts in addition to other income payments or distributions on the Class C Non-Equity Interests. In addition, we may determine to grant to our partners share-based and other awards pursuant to our 2007 Equity Incentive Plan and/or provide additional perquisites. Any such distributions and grants would constitute an expense for financial reporting purposes and would therefore reduce amounts available for distribution on their equity ownership interests, as well as amounts available for distribution to the other equity owners in the Och-Ziff Operating Group, including our intermediate holding companies. As a result, amounts available for distribution on our Class A Shares would be correspondingly reduced.

Compensation Process

Our Compensation Committee reviews and recommends to our Board of Directors salaries, benefits, equity incentive grants and other compensation for our executive officers, and will provide assistance and recommendations with respect to our compensation policies and practices for our other partners, managing directors and other employees generally. Our Compensation Committee may also review and approve goals and objectives relevant to our Chief Executive Officer’s compensation and will evaluate his performance and determine his compensation, if any, based thereon. In making compensation recommendations for our executive officers, our Compensation Committee may, in its sole discretion, consider recommendations of the Chairman of the Partner Management Committee solely with respect to discretionary income allocations payable on Class C Non-Equity Interests to partners who are also our executive officers. We do not currently intend to make any distributions on the Class C Non-Equity Interests. Rather, the Class C Non-Equity Interests have been issued to facilitate future changes, if any, to our compensation structure for our partners that our Compensation Committee, together with the Partner Management Committee, may determine are advisable for competitive or other reasons and are in keeping with our overall structure and compensation philosophy.

Employment Agreements, Severance Benefits and Change in Control Provisions

Employment Agreements

On November 5, 2007, Och-Ziff Capital Management Hong Kong Limited (“OZ Hong Kong”) entered into an employment agreement with Zoltan Varga pursuant to which Mr. Varga serves as Head of Asian Merger Arbitrage and Event Driven Investing of OZ Hong Kong. Pursuant to the terms of the agreement, Mr. Varga receives an annual base salary of $200,000 and an annual bonus, if any, to be determined in the sole discretion of Mr. Och in his capacity as Director of OZ Hong Kong. Mr. Varga’s employment is at-will and may be terminated by Mr. Varga or OZ Hong Kong at any time, for any reason, or for no reason, with or without notice to the extent permitted by law. The agreement does not provide for any severance or change of control payments.

No other Named Executive Officer is party to an employment agreement with the Company.

Non-Competition, Non-Solicitation and Confidentiality Restrictions

Each of our partners (including all of the Named Executive Officers) is subject to certain obligations and restrictions in the limited partnership agreements of the Och-Ziff Operating Group with respect to not competing with us, not soliciting our employees or fund investors, not disparaging us, and not disclosing confidential information about our business and related matters. Each of our managing directors is subject to similar obligations and restrictions set forth in managing director agreements. Following are descriptions of the material terms of such obligations and restrictions. In this section, we refer to our partners and managing directors collectively as the “Covered Persons.”

Term of Service or Employment; Full-Time Commitment.    Our partners own equity interests in the Och-Ziff Operating Group through the ownership of Och-Ziff Operating Group A Units. Our managing directors located in the United States are employed as at-will employees, and our managing directors located outside the United States may be terminated only for Cause (defined below) or upon notice. Each Covered Person has agreed to devote substantially all of his or her business time, skill, energies and attention to his or her responsibilities at Och-Ziff in a diligent manner. Our partners receive distributions on their Och-Ziff Operating Group A Units. Each managing director is paid a base salary and bonus compensation.

Managing Director Bonus Compensation.    Subject to his or her continued employment with us, each managing director is entitled to cash and equity-based bonus compensation in each fiscal year, subject to the terms and conditions for eligibility and vesting in each managing director’s agreement, that is paid as follows: (1) 70% of the bonus compensation is in the form of a cash bonus payable on or before March 15 of the year immediately following the fiscal year to which the bonus compensation relates, and (2) 30% of the bonus compensation (the “MD Vesting Amount”) is settled by an award granted on or about December 31 of each fiscal year to which the bonus compensation relates of a number of Class A restricted share units under our 2007 Equity Incentive Plan equal to the MD Vesting Amount divided by a 20% discount to the average of the closing price of our Class A Shares for the ten trading-day period beginning (and including) December 31 (or the next trading day in the event that December 31 is not a trading day) of the year to which the award relates. Each award of Class A restricted share units will vest, in full, on the third anniversary of the date of the award; provided, however, that the managing director will have no right to any unvested Class A restricted share units if the managing director is not employed with us on such anniversary date. However, in the event that a managing director’s employment is terminated without Cause or on account of the managing director’s death or disability prior to the vesting dates referred to in the prior sentence, any unvested bonus compensation will be payable on the date that such bonus compensation would otherwise have vested in the absence of such termination of employment.

Confidentiality.    Each Covered Person is required, whether during or after his service with us, to protect and only use “confidential information” in accordance with strict restrictions placed by us on its use and disclosure. Every employee of ours is subject to similar strict confidentiality obligations imposed by agreements entered into upon commencement of service with us.

Non-Competition.    During the term of service of each Covered Person, and during the Restricted Period (as such term is defined below) immediately thereafter, such individual will not, directly or indirectly:

•	engage or otherwise participate in any manner or fashion in any business that is a competing business, either in the United States or in any other place in the world where we engage in our business;

•	render any services to any competing business; or

•	acquire a financial interest in or become actively involved with any competing business (other than as a passive investor holding minimal percentages of the stock of public companies).

Non-Solicitation and Non-Interference.    Generally, during the term of service of each Covered Person, and during the Restricted Period immediately thereafter, such Covered Person will not, directly or indirectly, in any manner solicit any of our partners, directors, officers or employees to terminate their relationship or service with us, or hire any such person who was employed by us or was one of our partners or directors as of the date of such Covered Person’s termination or whose service or relationship with us terminated within two years prior to or after the date of such Covered Person’s termination. Additionally, in general, each Covered Person may not solicit or encourage to cease to work with us any consultant, agent or senior adviser that the individual knows or should know is under contract with us.

In addition, generally during the term of service of each Covered Person, and during the Restricted Period immediately thereafter, such individual will not, directly or indirectly, in any manner solicit or induce any of our current, former or prospective investors, financing sources, capital market intermediaries or consultants to terminate (or diminish in any material respect) his, her or its relationship with us for the purpose of associating with any competing business, or otherwise encourage such investors, financing sources, capital market intermediaries or consultants to terminate (or diminish in any respect) his, her or its relationship with us for any other reason.

Non-Disparagement.    During the term of service of each Covered Person, and at all times following the termination of the Covered Person’s employment for any reason, the Covered Person is prohibited from disparaging us in any way or making any defamatory comments regarding us.

Restricted Period.    For purposes of the foregoing covenants, the “Restricted Period” for partners means the two-year period immediately following the date of termination of the partner’s association with us for any reason, and the “Restricted Period” for managing directors means the one-year period immediately following the date of the managing director’s voluntary termination or termination by us for Cause.

Cause.    For purposes of such Covered Person’s agreements, “Cause” means that a Covered Person: (1) has committed an act of fraud, dishonesty, misrepresentation or breach of trust; (2) has been convicted of a felony or any offense involving moral turpitude; (3) has been found by any regulatory body or self-regulatory organization having jurisdiction over us or our affiliates to have, or has entered into a consent decree determining that such Covered Person, violated any applicable regulatory requirement or a rule of a self regulatory organization; (4) has committed an act constituting gross negligence or willful misconduct; (5) has violated in any material respect any agreement with respect to us or our affiliates; (6) has become subject to any proceeding seeking to adjudicate such Covered Person bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the debts of such Covered Person under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for such Covered Person or for any substantial part of the property of such Covered Person, or such Covered Person has taken any action authorizing such proceeding; or (7) has breached any of the non-competition, non-solicitation or non-disparagement covenants provided in any agreement.

Intellectual Property.    Each partner is subject to customary intellectual property covenants with respect to works created, invented, designed or developed by such individual that are relevant to or implicated by his service with us.

Other Provisions.    In the case of any breach of the non-competition or non-solicitation provisions by a partner, all of such partner’s vested and unvested Och-Ziff Operating Group A Units, and any Class A Shares issued upon exchange of such Och-Ziff Operating Group A Units, will be reallocated to the other partners. In addition, in the case of any breach of the non-competition or non-solicitation provisions by a partner, the partner will be required to pay us an amount equal to the total after-tax proceeds received from the sale of any Class A Shares, and any distributions thereon, issued upon exchange of Och-Ziff Operating Group A Units during the two-year period prior to the date of such breach. In addition, such breaching partner will no longer be entitled to receive payments under the tax receivable agreement. We may elect to waive enforcement of any or all of the foregoing consequences in our sole discretion. In the case of any breach of the non-competition provisions by a managing director, the breaching managing director agrees that we will be entitled to recover as liquidated damages an amount equal to the bonus compensation provided to the managing director in the 12-month period prior to the date of the managing director’s termination of employment.

Non-Competition, Non-Solicitation, Non-Disparagement and Other Provisions Inapplicable to Managing Directors in Certain Circumstances.    After the first fiscal year in which each managing director’s agreement is in effect, if (1) any such managing director is offered compensatory percentages that are less than the percentages set forth in his agreement or (2) a revenue stream for an existing business that was previously included in the managing director’s compensatory calculation is removed from such calculation, then such managing director may, in writing, resign within 30 calendar days after the date of notification of the reduction in compensatory percentages or the removal of the revenue stream, without being subject to the non-competition, non-solicitation, non-disparagement, liquidated damages and injunctive relief provisions in such managing director agreement.

Summary Compensation Table

The following table sets forth information concerning compensation for services rendered in all capacities during the fiscal years ended December 31, 2007 and 2006 for our Chief Executive Officer, our Chief Financial Officer and our three other highest paid executive officers. These individuals are referred to as the “Named Executive Officers.” Prior to our initial public offering, for financial accounting purposes, Mr. Och was our sole equity owner. As such, Mr. Och historically has not received any compensation from us (other than certain perquisites, which are disclosed in the table below) and instead has benefited primarily by the increased value of his equity interest in our business and distributions with respect to such interest. Distributions on the interests in our business held by our other Named Executive Officers prior to our initial public offering, however, were treated for financial accounting purposes as compensation. The table below shows compensation expense for financial accounting purposes for 2007 and 2006 for each of our Named Executive Officers. In connection with our November 2007 initial public offering, each of our founding owners, including all of our Named Executive Officers, received equity interests in our business in the form of Och-Ziff Operating Group A Units. See “—Compensation Discussion and Analysis” above.

Name and Principal Position	Year	Salary	Bonus	All Other Compensation		Total
Daniel Och(1) Chief Executive Officer, Executive Managing Director and Chairman of the Board of Directors	2007 2006	— —	— —		$52,721 —		$52,721 —

David Windreich(2) Executive Managing Director and Director	2007 2006	— —	— —	$ $	138,749,026 119,593,764	$ $	138,749,026 119,593,764

Joel Frank(3) Chief Financial Officer, Executive Managing Director and Director	2007 2006	— —	— —	$ $	34,787,757 16,667,958	$ $	34,787,757 16,667,958

Michael Cohen(4) Executive Managing Director	2007 2006	— —	— —	$ $	110,581,527 28,482,428	$ $	110,581,527 28,482,428

Zoltan Varga(5) Executive Managing Director	2007 2006	$16,667 —	— —	$ $	55,629,897 22,191,517	$ $	55,646,564 22,191,517

(1)	Mr. Och historically has not received any compensation from us and has benefited primarily by the increased value of his equity interest in our business and distributions with respect to such interest. Distributions with respect to his equity interest in our business totaled $484,781,459 in 2007, which amount includes (i) $349,733,157 of Term Loan Distributions, (ii) $30,635,768 of 2007 Management Fee Distributions, and (iii) approximately $104,412,534 related to other distributions with respect to his equity interest in our business. Please see “Certain Matters and Related Party Transactions—Related Party Transactions—Distributions.” Distributions with respect to his equity interest in our business totaled $79,038,000 in 2006. This amount represents payments of $20,187 made on behalf of Mr. Och with respect to his share of estate and tax preparation and planning services provided to all of our partners in connection with the initial public offering and $32,534 for the use of car services primarily for business purposes.

(2)	For 2007, reflects the aggregate compensation expense for financial accounting purposes which is comprised of (i) $80,914,878 of Term Loan Distributions, (ii) $25,064,619 of 2007 Management Fee Distributions, (iii) $27,759,157 on earnings on non-qualified deferred compensation, net of $7,048,231 in taxes, (iv) $4,993,350 of earnings on investments in the domestic Och-Ziff Funds, and (v) payments of $17,022 made on behalf of Mr. Windreich for his share of estate and tax preparation and planning services provided to all of our partners in connection with our initial public offering. For 2006, reflects the aggregate compensation expense for financial accounting purposes related to income allocations made to Mr. Windreich in respect of his interest in our business and 2006 compensation expense related to earnings on prior deferrals.

(3)

For 2007, reflects the aggregate compensation expense for financial accounting purposes which is comprised of (i) $15,496,662 of Term Loan Distributions, (ii) $4,800,221 of 2007 Management Fee Distributions,

(iii) $3,572,481 on earnings on non-qualified deferred compensation, net of $873,075 in taxes, (iv) $9,002,202 in amortization of prior period deferred incentive income and of the earnings on such income, (v) $1,875,599 of earnings on investments in the domestic Och-Ziff Funds, and (vi) payments of $16,413 made on behalf of Mr. Frank for his share of estate and tax preparation and planning services provided to all of our partners in connection with the initial public offering and $24,179 for the use of car services primarily for business purposes. For 2006, reflects the aggregate compensation expense for financial accounting purposes related to income allocations made to Mr. Frank in respect of his interest in our business and 2006 compensation expense related to earnings on prior deferrals. Certain income allocations are subject to deferral and vest over a two-year period. The compensation expense arising from the deferred amounts is recognized in the Company’s combined financial statements over the service period.

(4)	For 2007, reflects the aggregate compensation expense for financial accounting purposes which is comprised of (i) $48,410,775 of Term Loan Distributions, (ii) $14,995,944 of 2007 Management Fee Distributions, (iii) $10,057,389 on earnings on non-qualified deferred compensation, net of $2,147,061 in taxes, (iv) $34,338,080 in amortization of prior period deferred incentive income and of the earnings on such income, (v) $2,674,528 of earnings on investments in the domestic Och-Ziff Funds, and (vi) payments of $95,211 made on behalf of Mr. Cohen for his share of estate and tax preparation and planning services provided to all of our partners in connection with the initial public offering and $9,600 attributable to housing costs in the United Kingdom (which perquisite is no longer available following our initial public offering). For 2006, reflects the aggregate compensation expense for financial accounting purposes related to income allocations made to Mr. Cohen in respect of his interest in our business and 2006 compensation expense related to earnings on prior deferrals. Certain income allocations are subject to deferral and vest over a two-year period. The compensation expense arising from the deferred amounts is recognized in the Company’s combined financial statements over the service period.

(5)	For 2007, the amounts set forth in the “All Other Compensation” column reflects the aggregate compensation expense for financial accounting purposes which is comprised of (i) $29,193,490 of Term Loan Distributions, (ii) $9,026,450 of 2007 Management Fee Distributions, (iii) $3,191,769 on earnings on non-qualified deferred compensation, (iv) $14,031,161 in amortization of prior period deferred incentive income and of the earnings on such income, (v) $76,376 of earnings on investments in the domestic Och-Ziff Funds, and (vi) payments of $34,075 attributable to housing costs in Hong Kong (which perquisite is no longer available following our initial public offering) and payments of $76,576 made on behalf of Mr. Varga for his share of estate and tax preparation and planning services provided to all of our partners in connection with the initial public offering. For 2006, reflects the aggregate compensation expense for financial accounting purposes related to compensation earned by Mr. Varga including aggregate payments of $9,210,479 received by him during 2006 and 2006 compensation expense related to earnings on prior deferrals. Certain amounts earned are subject to deferral for 2006. The amount in the table includes compensation expense recognized in 2006 related to these deferred amounts and also includes $46,200 attributable to housing costs in Hong Kong in 2006.

The following table sets forth information concerning deferred income allocations during the fiscal year ended December 31, 2007 for the Named Executive Officers:

Non-Qualified Deferred Income Allocation and Compensation

Name and Principal Position	Aggregate Earnings in 2007(1)	Aggregate Withdrawals/ Distributions in 2007	Aggregate Balance at December 31, 2007(2)
Daniel Och(3)	$168,690,893	$20,219,559	$1,046,627,608
David Windreich	$34,807,388	$24,389,815	$244,730,248
Joel Frank	$4,445,556	$5,736,724	$30,315,091
Michael Cohen	$12,204,450	$4,889,589	$74,550,726
Zoltan Varga	$3,191,769	$23,588,794	$—

(1)	The earnings shown in the table above relate to beginning deferred income balances of $898,156,274, $234,312,675, $31,606,259, $67,235,865 and $20,397,025 for Messrs. Och, Windreich, Frank, Cohen and Varga, respectively, and are subject to the same vesting requirements, if any, applicable to the underlying deferred income allocation. The compensation expense for financial accounting purposes arising from earnings on the deferred amounts is recognized in our combined financial statements over the service period. The GAAP expense related to the earnings on the deferred income allocation and included in the total reported as “All Other Compensation” in the Summary Compensation Table, totaled $34,807,388, $5,518,407, $14,237,448 and $3,551,644 in 2007 and $31,030,370, $3,716,453, $6,888,628 and $1,079,626 in 2006 for Messrs. Windreich, Frank, Cohen and Varga, respectively. Please see “Certain Matters and Related Party Transactions—Related Party Transactions—Distributions” for additional information regarding the payment of deferred income distributions.

(2)	The GAAP expense related to the deferred amounts attributable to the deferred income allocations and included in the total reported as “All Other Compensation” in the Summary Compensation Table totaled $0, $7,929,351, $32,305,082 and $13,671,286 in 2007 and $59,105,530, $3,241,830, $7,366,045 and $5,286,239 in 2006 for Messrs. Windreich, Frank, Cohen and Varga, respectively. The compensation expense for financial accounting purposes arising from the deferred amounts is recognized in our combined financial statements over the service period. Payments during the first quarter of 2008, which reduced these 2007 year-end balances set forth above, were as following: approximately $583,726,561 to Mr. Och; approximately $124,556,758 million to Mr. Windreich; approximately $14,235,000 to Mr. Frank; approximately $39,435,574 to Mr. Cohen; $0 to Mr. Varga. Please see “Certain Matters and Related Party Transactions—Related Party Transactions—Distributions” for additional information regarding the payment of deferred income distributions.

(3)	Mr. Och historically has not received any compensation from us and has benefited primarily by the increased value of his equity interest in our business and distributions with respect to such interest. Accordingly, the amounts reported in the table above reflect earnings and distributions with respect to Mr. Och’s equity interest rather than compensation for financial accounting purposes. These amounts are provided in the table solely for convenience of the reader.

Director Compensation 2007

The Compensation Committee periodically reviews the compensation of non-management directors. Director compensation is set by the Board based upon the recommendation of the Compensation Committee. Currently, each independent director receives an annual cash retainer in the amount of $50,000. In addition, the chair of the Audit Committee receives an annual cash retainer in the amount of $20,000, and the chairs of the Nominating, Corporate Governance and Conflicts Committee and the Compensation Committee receive an annual cash retainer in the amount of $10,000. To date, we have awarded non-management directors a grant of 9,375 Class A restricted share units, vesting over three years, upon the director’s initial election to the Board. Directors who are our partners do not receive any additional compensation with respect to their services as a director. All directors are reimbursed for reasonable costs and expenses incurred in attending meetings of the Board.

The following table sets forth the total cash and equity compensation paid to our non-management directors for their service on the Board and committees of the Board during 2007:

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Allan S. Bufferd	$6,575	$6,420	$12,995
Jerome P. Kenney	$6,575	$6,420	$12,995
Jeffrey R. Leeds(2)	—	—	—

(1)	Stock awards consist only of Class A restricted share units, which vest annually over a three-year period on each anniversary from the date of grant. The amounts shown do not reflect compensation actually received by the directors. Instead, the amounts shown are the compensation costs recognized by us in 2007 with respect to share awards for financial reporting purposes, computed in accordance with FAS 123R. The assumptions used to calculate the value of share awards are set forth under Note 1 and Note 8 of the Notes to the Consolidated and Combined Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the SEC on March 26, 2008. With the exception of Mr. Leeds, each of the directors held 9,375 restricted share units as of December 31, 2007.

(2)	Mr. Leeds joined our Board in February 2008 and, accordingly he did not have any Class A restricted share units as of December 31, 2007.

We have established minimum Class A Share ownership requirements for the non-management members of our Board. Each non-management director must hold 50% of the Class A Shares received after vesting of any grant of restricted share units (or other equity awards), without regard to any dispositions.

Equity Compensation Plans

The following table summarizes the Class A Shares authorized for issuance under the Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan (currently, Och-Ziff’s only equity compensation plan) as of December 31, 2007:

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans(2)
Equity compensation plans approved by Shareholders: Och-Ziff Capital Management Group LLC 2007 Equity Incentive Plan	13,959,579	(1)	—	43,826,135
Equity compensation plans not approved by shareholders	—		—	—

Total	13,959,579	(1)	—	43,826,135

(1)	Represents Class A restricted share units. Because these units have no exercise price, the weighted average exercise price calculation is zero.

(2)	As of January 1, 2008, the Class A Shares reserved under our 2007 Equity Incentive Plan will be increased on the first day of each fiscal year during the Plan’s term by the positive difference, if any, of (i) 15% of the number of outstanding Class A Shares (assuming the exchange of all outstanding Och-Ziff Operating Group A Units for Class A Shares) on the last day of the immediately preceding fiscal year and (ii) the number of Class A Shares reserved for issuance under the Plan as of such date. The number of Class A Shares reserved under the Plan is also subject to adjustment in the event of a share split, share dividend, or other change in our capitalization. Generally, shares that are forfeited or canceled under the Plan will be available for future awards under the Plan.

CERTAIN MATTERS AND RELATED PARTY TRANSACTIONS

Policy on Transactions and Arrangements with Related Persons

The Board adopted a written Related Person Transaction Policy (the “Policy”) in connection with our initial public offering. This Policy applies to any transaction or series of transactions in which we or any of our subsidiaries is a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the Policy, a related person must promptly disclose to the Chief Legal Officer any transaction that is required to be disclosed under Item 404(a) of Regulation S-K in which we were or are to be a participant and the amount involved exceeds $120,000 and in which any related person had or will have a direct or indirect material interest as well as all material facts about the transaction. The Chief Legal Officer will then assess and promptly communicate that information to the Nominating, Corporate Governance and Conflicts Committee. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to the Nominating, Corporate Governance and Conflicts Committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our Policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction. In 2007 the Board considered and approved or ratified all of the related party transactions set forth under “—Related Party Transactions” below.

Related Party Transactions

Concurrently with the completion of our initial public offering, we engaged in certain transactions related to the offering (the “Transactions”). Our partners and certain of our other officers and directors were a party to certain of the Transactions. We used all of the proceeds from our initial public offering, which totaled approximately $1.1 billion, and the proceeds from the sale of Class A Shares to DIC Sahir, which totaled approximately $1.1 billion, each after deduction of fees and expenses related to the Transactions, to purchase Och-Ziff Operating Group A Units from the founding owners. The Named Executive Officers received approximately $1.6 billion of this amount in the aggregate as follows: $1.1 billion to Mr. Och, $249.0 million to Mr. Windreich, $47.7 million to Mr. Frank, $149.0 million to Mr. Cohen and $89.8 million to Mr. Varga. None of our directors, other than those who are also Named Executive Officers, received any of the proceeds from the Transactions. Our other founding owners received the remaining $606.5 million, including $221.8 million to be paid to the Ziffs.

Each of the founding owners, including the Named Executive Officers, also received a right to payments owed to him as and when they become payable under the tax receivable agreement as a result of such purchases above. See “—Tax Receivable Agreement” below. Each of these owners invested all of his after-tax proceeds from our initial public offering and the sale of Class A Shares to DIC Sahir primarily into our OZ Global Special Investments Master Fund. These investments may be transferred to other Och-Ziff funds or new opportunities, but will otherwise not be redeemable by them for a period of five years following our initial public offering without the approval of the general partner or Board of Directors of such funds, as applicable.

Distributions

Term Loan and 2007 Management Fees Distributions.    Prior to completion of our initial public offering, we entered into a $750 million term loan, which we used to make pro rata distributions to the founding owners prior to completion of the offering (the “Term Loan Distributions”), and declared a distribution to the founding owners equal to management fees earned from January 1, 2007 through the date of the offering reduced by expenses and prior management fee distributions for such period (the “2007 Management Fee Distributions”). These distributions were paid to the founding owners, including our Named Executive Officers. The total amounts of the Term Loan Distributions received by the Named Executive Officers were as follows: $349.7 million to Mr. Och, $80.9 million to Mr. Windreich, $15.5 million to Mr. Frank, $48.4 million to Mr. Cohen, and $29.2 million to Mr. Varga, and the amounts of the 2007 Management Fee Distributions received by our Named Executive Officers were as follows: $108.3 million to Mr. Och, $25.1 million to Mr. Windreich, $4.8 million to Mr. Frank, $15.0 million to

Mr. Cohen, and $9.0 million to Mr. Varga. For each of our Named Executive Officers, other than Mr. Och, these distributions were treated as compensation expense for financial accounting purposes and are reported in the Summary Compensation Table above. Portions of the 2007 Management Fee Distributions were made in 2008. These distributions to Mr. Och are treated as equity distributions rather than as a compensation expense for financial accounting purposes. None of our directors, other than those who were also Named Executive Officers, received any of the Term Loan Distributions or the 2007 Management Fee Distribution. The other founding owners received the remaining $250.9 million of these distributions, including $72.1 million and $28.7 million received by the Ziffs for the Term Loan Distributions and the 2007 Management Fee Distributions, respectively.

Other Distributions.    Prior to our initial public offering, for financial accounting purposes, Mr. Och was our sole equity owner. As such, Mr. Och historically has not received any compensation from us and has benefited primarily by the increased value of his equity interest in our business and distributions with respect to such interest. In 2007, in addition to the amounts described above, distributions to Mr. Och with respect to his equity interest in our business approximated $104.4 million.

Deferred Balances.    Prior to our initial public offering, we amended our existing deferral arrangements with our funds (with the result that no income will be deferred in future periods), and as result of such amendment, the deferred incentive income receivable from our offshore funds was paid to OZ Management, which amount will, in turn, be distributed to the founding owners in accordance with their respective interests in such deferred balance over a three-year period that commenced in 2008. The outstanding amounts as of December 31, 2007 to be distributed to the Named Executive Officers in connection with this amendment were as follows: Mr. Och, approximately $1.0 billion; Mr. Windreich, approximately $244.7 million; Mr. Frank, approximately $30.3 million; Mr. Cohen, approximately $74.6 million; Mr. Varga, $0. See the table above entitled “Non-Qualified Deferred Compensation.” In addition, the outstanding amount to be distributed as of December 31, 2007 to the Ziffs was approximately $46.1 million. The following payments were made during the first quarter of 2008 to our Named Executive Officers: Mr. Och, approximately $583.7 million; Mr. Windreich, approximately $124.6 million; Mr. Frank, approximately $14.2 million; Mr. Cohen, approximately $39.4 million; Mr. Varga, $0. Balances outstanding as of December 31, 2007 will continue to accrue earnings, which will be paid out during the remainder of the three-year payment period. Distributions to our existing partners in respect of such deferred balances will not benefit our Class A shareholders and may be paid in cash or other property.

Class B Shareholders’ Agreement

Prior to our initial public offering, we entered into an agreement with our existing partners, in their capacity as the holders of Class B Shares, which provided for the establishment of a Class B Shareholder Committee. So long as our partners continue to own more than 40% of the total combined voting power of the Company, the Class B Shareholder Committee have approval rights with respect to certain actions of the Board. Furthermore, so long as any Class B Shares remain outstanding, the Class B Shareholder Committee shall have the power and authority to exercise the rights granted to them under the Operating Agreement. The Class B Shareholder Committee also has the right initially to designate five of the seven nominees for election to the Board, with such number of nominees decreasing as our partners’ ownership interest in our business decreases. In addition, under the Class B Shareholders’ Agreement, each partner has granted to the Class B Shareholder Committee an irrevocable proxy to vote all of such partner’s Class B Shares as determined by such Committee in its sole discretion.

Class B Shareholder Committee; Proxy and Approval Rights

Class B Shareholder Committee.    The Class B Shareholders’ Agreement provided for the establishment of the Class B Shareholder Committee. The Class B Shareholder Committee currently consists solely of Daniel Och until his withdrawal, death or disability. Upon Mr. Och’s withdrawal, death or disability, the Partner Management Committee shall act by majority vote to reconstitute the Class B Shareholder Committee either by (1) appointing a new partner to serve as the sole member of the Class B Shareholder Committee until such partner’s withdrawal, death, disability or removal by the Partner Management Committee, or (2) appointing the members of the Partner

Management Committee as the members of the Class B Shareholder Committee (in which event, the members will act by majority vote). Upon a reconstitution as provided by clause (1) above, the Partner Management Committee shall have the same rights of reconstitution in the event of the new partner’s withdrawal, death, disability or removal. Upon a reconstitution as provided by clause (2) above, the Class B Shareholder Committee shall thereafter be comprised of the members who from time to time constitute the Partner Management Committee. The Class B Shareholders will delegate to the members of the Class B Shareholder Committee the rights and authority described below under “—Proxy” and “—Approval Rights.”

Proxy. Each of our partners granted to Mr. Och, as the current sole member of the Class B Shareholder Committee an irrevocable proxy to vote all of the Class B Shares held by such partner in such manner as Mr. Och shall determine, in their sole and absolute discretion, with respect to any matter submitted to a vote of the holders of the Class B Shares. This proxy will survive until the later of (1) Mr. Och’s withdrawal, death or disability or (2) such time as our partners no longer hold at least 40% of the total combined voting power of the Company. Accordingly, while Mr. Och remains the sole member of the Class B Shareholder Committee, he will have control over all matters submitted to a vote of our Shareholders so long as the Class B Shares continue to represent 40% of the total combined voting power of the Company.

Approval Rights.    The Class B Shareholders’ Agreement provides that, so long as our partners and their permitted transferees collectively own securities representing more than 40% of the total combined voting power of all of our outstanding Shares, the Board shall not authorize, approve or ratify any action described below without the prior approval of the Class B Shareholder Committee:

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any incurrence of indebtedness, other than inter-company indebtedness, in one transaction or a series of related transactions, by us or any of our subsidiaries or controlled affiliates in an amount in excess of approximately 10% of the then existing long-term indebtedness of us and our subsidiaries;

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any issuance by us or any of our subsidiaries or controlled affiliates, in any transaction or series of related transactions, of equity or equity-related shares which would represent, after such issuance, or upon conversion, exchange or exercise, as the case may be, at least 10% of the total combined voting power of our outstanding Class A Shares and Class B Shares other than (1) pursuant to transactions solely among us and our wholly-owned subsidiaries, (2) upon issuances of securities pursuant to our 2007 Equity Incentive Plan, (3) upon the exchange of Och-Ziff Operating Group A Units for Class A Shares pursuant to the Exchange Agreement or (4) upon conversion of convertible securities or upon exercise of warrants or options, which convertible securities, warrants or options are either outstanding on the date of, or issued in compliance with, the Class B Shareholders’ Agreement;

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any equity or debt commitment or investment or series of related equity or debt commitments or investments by us or any of our subsidiaries or controlled affiliates in an unaffiliated entity or related group of entities in an amount greater than $250 million;

•	any entry by us, any subsidiary or controlled affiliate into a new line of business that does not involve investment management and that requires a principal investment in excess of $100 million;

•	the adoption of a shareholder rights plan;

•	any appointment or removal of a chief executive officer or co-chief executive officer; or

•	the termination of the employment of an executive officer or the active involvement of a partner with us or any of our subsidiaries or controlled affiliates without cause.

Board Representation

The Class B Shareholders’ Agreement requires that we take all reasonably necessary action to effect the following, so long as the partners and their permitted transferees beneficially own:

•	Shares representing more than 50% of the total combined voting power of all our outstanding Shares, then the Board shall nominate five individuals designated by the Class B Shareholder Committee;

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Shares representing 40% or more and less than or equal to 50% of the total combined voting power of all our outstanding Shares, then the Board shall nominate three individuals designated by the Class B Shareholder Committee;

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Shares representing 25% or more and less than 40% of the total combined voting power of our outstanding Shares, then the Board shall nominate two individuals designated by the Class B Shareholder Committee;

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Shares representing 10% or more and less than 25% of the total combined voting power of our outstanding Shares, then the Board shall nominate one individual designated by the Class B Shareholder Committee; and

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Shares representing less than 10% of the total combined voting power of our outstanding Shares, then the Board shall have no obligation to nominate any individual that is designated by the Class B Shareholder Committee.

In the event that any designee of the Class B Shareholder Committee shall for any reason cease to serve as a member of the Board during his term of office, the resulting vacancy on the Board shall be filled by an individual designated by the Class B Shareholder Committee.

The Operating Agreement provides that the size of the Board may not be expanded beyond seven members without the approval of the Class B Shareholder Committee.

Exchange Agreement

In connection with our initial public offering, the founding owners entered into the Exchange Agreement under which each founding owner is entitled to exchange its Och-Ziff Operating Group A Units with the Och-Ziff Operating Group entities for our Class A Shares on a one-for-one basis, subject to exchange rate adjustments for splits, unit distributions and reclassifications and subject to vesting, minimum retained ownership requirements and transfer restrictions. Such exchanges generally may be made as and when approved by the chairman of the exchange committee for the five-year period following our initial public offering and quarterly thereafter. The exchange committee consists of the members of the Partner Management Committee, with Mr. Och currently acting as Chairman. The Board may cause the Och-Ziff Operating Group entities to determine to pay a cash equivalent in lieu of Class A Shares upon any such exchange. Under the Exchange Agreement, to effect an exchange, founding owners must simultaneously exchange one Och-Ziff Operating Group A Unit – being an equal limited partner interest in each Och-Ziff Operating Group entity—for one Class A Share. Upon any such exchange for Class A Shares, our interest in the Och-Ziff Operating Group B Units will correspondingly increase. See “—Issuance of Equity Securities by Och-Ziff” below. If and when a founding owner exchanges an Och-Ziff Operating Group A Unit for a Class A Share and any corresponding Class B Share is cancelled, then-existing Class A shareholders will be diluted with respect to their ownership of the Class A Shares. However, the relative equity ownership positions of the exchanging founding owners and of the other equity owners of our business (whether held at Och-Ziff Capital Management Group LLC or at Och-Ziff Operating Group) will not be altered. In addition, other than with respect to an exchange by the Ziffs, there will be no effect on the number of voting Shares outstanding, as a corresponding Class B Share is cancelled for each Class A Share issued upon such exchange. The Och-Ziff Operating Group B Units held by our intermediate holding companies will not be exchangeable for our Class A Shares. In addition, the exchanging owner will receive upon such exchange a right to any payments owed to it under the tax receivable agreement as a result of such exchange, as described further under “—Tax Receivable Agreement” below.

Registration Rights Agreement

We entered into a registration rights agreement with the founding owners pursuant to which we granted them certain demand and “piggyback” registration rights with respect to Class A Shares held by them at any time. In addition to certain demand rights and piggyback registration rights, we are required to file a shelf registration statement on or prior to the fifth anniversary of our initial public offering covering the resale of all Class A Shares held by the founding owners or issuable upon exchange of their Och-Ziff Operating Group A Units. Under the registration rights agreement, we may elect to register the issuance of Class A Shares upon exchange of Och-Ziff

Operating Group A Units for Class A Shares by the founding owners. The registration rights agreement also provides for a “demand committee,” which shall consist of the members of the Partner Management Committee. Initially, the members of the demand committee will be Messrs. Och, Windreich, Frank, Cohen, Varga, Kelly and Brown, with Mr. Och acting as Chairman. The Chairman of the demand committee or, in the event there is no Chairman, the full committee acting by majority vote will have the right to request prior to the fifth anniversary of our initial public offering that we register the sale of Class A Shares held by the founding owners an unlimited number of times and may require us to make available shelf registration statements permitting resales of Class A Shares into the market from time to time over an extended period. In addition, the Chairman of the demand committee or, in the event there is no Chairman, the full committee acting by majority vote will have the ability to exercise certain piggyback registration rights in respect of Class A Shares held by the founding owners in connection with registered offerings requested by other registration rights holders or initiated by us.

We agreed to indemnify each existing owner against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our Shares, unless such liability arose from such existing owner’s misstatement or omission, and each existing owner will agree to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incident to our performance under the registration rights agreement, and the founding owners will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their Shares under the registration rights agreement.

Tax Receivable Agreement

We may also be required to make payments under the tax receivable agreement that we entered into in connection with our initial public offering. The purchase by the Och-Ziff Operating Group of Operating Group A Units from our founding owners with proceeds from the initial public offering and sale of Class A Shares to DIC Sahir, and the future taxable exchanges by our partners of Och-Ziff Operating Group A Units for our Class A Shares on a one-for-one basis (or, at our option, a cash equivalent), resulted, and, in the case of future exchanges, are anticipated to result, in an increase in the tax basis of the assets of the Och-Ziff Operating Group that would not otherwise have been available. We anticipate that any such tax basis adjustment resulting from an exchange will be allocated principally to certain intangible assets of the Och-Ziff Operating Group, and the tax benefits to be derived therefrom principally through amortization of the basis adjustment over a 15-year period. Consequently, these tax basis adjustments will increase, for tax purposes, our depreciation and amortization expense and will therefore reduce the amount of tax that Och-Ziff Corp and any other future intermediate corporate taxpaying entities that acquire Och-Ziff Operating Group B Units in connection with an exchange, if any, would otherwise be required to pay in the future. Accordingly, pursuant to the tax receivable agreement, such corporate taxpaying entities (including Och-Ziff if it is treated as a corporate taxpayer) will pay to our founding owners 85% of the amount of cash savings, if any, in U.S. federal, state and local income tax that these entities actually realize as a result of such increases in tax basis. Payments under the tax receivable agreement are anticipated to increase the tax basis adjustment to intangible assets resulting from a prior exchange, with such increase being amortized over the remainder of the amortization period applicable to the original basis adjustment to such intangible assets resulting from such prior exchange. It is anticipated that this will result in increasing annual amortization deductions in the taxable years of and after such increases to the original basis adjustments, and potentially will give rise to increasing tax savings with respect to such years and correspondingly increasing payments under the tax receivable agreement.

Assuming no material changes in the relevant tax law and that we earn sufficient taxable income to realize the full tax benefit of the increased amortization resulting from the increase in tax basis of our assets, the cash savings to our intermediate holding companies from the purchase of Och-Ziff Operating Group B Units in the initial public offering and sale of Class A Shares to DIC Sahir would aggregate approximately $937.7 million over the next 15 years, resulting in payments to our partners and the Ziffs aggregating approximately $797.1 million over the same period of time. No payments have yet been made under the tax receivable agreement. Future cash savings and related payments to our partners under the tax receivable agreement in respect of subsequent exchanges would be in addition to these amounts. The obligation to pay 85% of the amount of such cash savings to our founding owners is an obligation of the intermediate corporate taxpaying entities and not of the Och-Ziff Operating Group entities. We may need to incur debt to finance payments under the tax receivable agreement to the extent our cash resources are insufficient to meet our obligations under the tax receivable agreement. The actual increase in tax basis of the Och-Ziff Operating Group assets resulting from an exchange or from payments under the tax receivable agreement, as well as the amortization thereof and the timing and amount of payments under the tax receivable agreement, will vary based upon a number of factors, including the law as in effect at the time of an exchange or a payment under the tax receivable agreement; the timing of future exchanges; the timing and amount of prior payments under the tax receivable agreement; the price of our Class A Shares at the time of any exchange; the composition of the Och-Ziff Operating Group’s assets at the time of any exchange; the extent to which such exchanges are taxable and the amount and timing of the income of Och-Ziff Corp and our other intermediate corporate taxpayers that hold Och-Ziff Operating Group B Units in connection with an exchange, if any. Depending upon the outcome of these factors, payments that we may be obligated to make to our partners and the Ziffs under the tax receivable agreement in respect of exchanges could be substantial. In light of the numerous factors affecting our obligation to make payments under the tax receivable agreement, however, the timing and amounts of any such actual payments are not reasonably ascertainable.

Limited Partnership Agreements of Och-Ziff Operating Group Entities

Prior to consummation of our initial public offering, amended and restated limited partnership agreements for OZ Management and OZ Advisors I were entered into by Och-Ziff Corp as the general partner, with Och-Ziff Corp and the founding owners as limited partners, and an amended and restated limited partnership agreement for OZ Advisors II was entered into by Och-Ziff Holding as the general partner, with Och-Ziff Holding and the founding owners as limited partners. Each of these limited partnership agreements is substantially similar in form, and we have described below the material provisions of one such agreement, which are generally applicable to all such agreements. We refer to such agreements collectively as the “Operating Group Limited Partnership Agreements.”

Management

The business and affairs of each limited partnership is managed exclusively by its general partner, except with respect to delegation of certain powers by the general partner to the Partner Management Committee and Partner Performance Committee as described below. Except as expressly provided in the Operating Group Limited Partnership Agreements, the limited partners, in their capacity as limited partners, have no part in the management of the limited partnership and have no authority or right to act on behalf of or bind the limited partnership in connection with any matter. All determinations, decisions and actions made or taken by the general partner, or any committee designated by the general partner, in accordance with the Operating Group Limited Partnership Agreements are conclusive and absolutely binding upon the limited partnership and its partners.

Partner Management Committee

The Operating Group Limited Partnership Agreements provide for the establishment of a Partner Management Committee. The Partner Management Committee is a committee comprised of seven partners, which currently consists of Daniel Och, David Windreich, Joel Frank, Michael Cohen, Zoltan Varga, Harold Kelly and James K. Brown, with Mr. Och serving as Chairman. The Partner Management Committee acts by majority approval. Each member of the Partner Management Committee shall serve until such member’s withdrawal, death, disability or, other than with respect to Mr. Och, removal by the other members of Partner Management Committee. “Withdrawal” means a partner’s required withdrawal, other than with respect to Mr. Och, from the Och-Ziff Operating Group entities or his voluntary termination of his active involvement with us for any reason. Upon Mr. Och’s withdrawal, death or disability, the remaining members of the Partner Management Committee shall act by majority vote to either (1) replace Mr. Och with a partner to serve as Chairman, until such partner’s withdrawal, death, disability or removal by the other members of the Partner Management Committee or (2) reduce the size of the committee to the remaining members (in which event, there shall be no Chairman of the Partner Management Committee, and the remaining members will act by majority vote). Upon the withdrawal, death, disability or removal of any of the members of the Partner Management Committee other than the Chairman, the remaining members of the Partner Management Committee shall act by majority vote to fill such vacancy. Upon a reconstitution as provided in clause (1) above, the Partner Management Committee shall have the same rights of reconstitution in the event of the new member’s withdrawal, death, disability or removal. Under the Operating Group Limited Partnership Agreements, the general partner of each limited partnership will delegate to the Chairman of the Partner Management Committee (or, in the event there is no Chairman, the full Partner Management Committee acting by majority vote) the sole authority to make determinations with respect to distributions on the Class C Non-Equity Interests so long as our partners continue to hold at least 40% of the total combined voting power of our outstanding Shares, but subject to the authority of our Compensation Committee as described above under “Executive and Director Compensation—Compensation Discussion and Analysis.” We do not currently intend to make such distributions but have issued the Class C Non-Equity Interests to preserve the flexibility to do so in the future in a manner consistent with our overall structure and compensation philosophy. The amount, allocation and timing of such distributions, if any, shall be at the sole and absolute discretion of the Chairman of the Partner Management Committee (or, in the event there is no Chairman, the full Partner Management Committee acting by majority vote); provided that any such distributions to any partner who is also our Chief Executive Officer or any of our other executive officers must be determined by our Compensation Committee. Any such distributions need not be made to all holders of Class C Non-Equity Interests and if made to all such holders need not be made on a pro rata basis to such holders. No holder of Class C Non-Equity Interests will have any right to receive distributions on such interests. See “Executive and Director Compensation—Compensation Discussion and Analysis” for a description of our compensation philosophy. In addition, the Partner Management Committee shall have the authority to reconstitute the Class B Shareholder Committee as provided under “Certain Matters and Related Party Transactions—Related Party-Transactions—Class B Shareholder Committee; Proxy and Approval Rights” and will delegate to the Chairman of the Partner Management Committee or, with respect to the Chairman or if there is no Chairman, the full committee acting by majority consent, authority to approve transfers of Och-Ziff Operating Group A Units in accordance with the Operating Group Limited Partnership Agreements as described under “Certain Matters and Related Party Transactions—Related Party-Transactions—Transfer and Other Restrictions Applicable to Limited Partners Other Than the Ziffs.”

Partner Performance Committee

The Operating Group Limited Partnership Agreements provide for the establishment of a Partner Performance Committee. The Partner Performance Committee is a committee comprised of six partners, which currently consists of Daniel Och, David Windreich, Joel Frank, Michael Cohen, Zoltan Varga and Harold Kelly, with Mr. Och serving as Chairman. The vote of Mr. Och will break any deadlock. Each member of the Partner Performance Committee shall serve until such partner’s withdrawal, death, disability or, other than with respect to Mr. Och, removal by the other members of the Partner Performance Committee. Upon Mr. Och’s withdrawal, death or disability, the remaining members of the Partner Performance Committee shall act by majority vote to replace Mr. Och with a partner (who may or may not also serve as Chairman), until such partner’s withdrawal, death, disability or removal by the other members of the Partner Performance Committee. Upon the withdrawal, death, disability or removal of any of the members of the Partner Performance Committee other than the Chairman, the remaining members of the committee shall act by majority vote to fill such vacancy. Upon a reconstitution as provided above, the Partner Performance Committee shall have the same rights of reconstitution in the event of the new member’s withdrawal, death, disability or removal. Under the Operating Group Limited Partnership Agreements, the general partner shall delegate to the Partner Performance Committee the authority to terminate any partner, other than Mr. Och, with or without cause, as provided under “—Vesting; Forfeiture” below. At all times if there is a Chairman, any such termination shall be made only upon the recommendation of the Chairman.

Partnership Interests

The Och-Ziff Operating Group A Units, the Och-Ziff Operating Group B Units and the Class C Non-Equity Interests of the applicable partnership constituted all limited partner interests in the partnership and are designated as “Class A common units,” “Class B common units” and “Class C Non-Equity Interests,” respectively. A Class A common unit and a Class B common unit constitute common equity interests in the partnership and, except as expressly provided in the Operating Group Limited Partnership Agreements, entitle the holder thereof to equal rights, other than voting rights, under our Operating Group Limited Partnership Agreements, including with respect to distributions. The Operating Group A and B Units have no preference or priority over other securities of the Och-Ziff Operating Group and, upon liquidation, dissolution or winding up, are entitled to any assets remaining after payment of all debts and liabilities of the Och-Ziff Operating Group. The Class C Non-Equity Interests were issued and may be issued in the future solely for the purpose of making future discretionary income allocations, if any, to holders thereof and do not represent common equity interests in the partnership. See “Executive and Director Compensation—Compensation Discussion and Analysis.” The Class C Non-Equity Interests will not be entitled to any assets upon liquidation, dissolution or winding up of any Och-Ziff Operating Group entity other than undistributed amounts, if any, to which the holder is entitled in respect of prior discretionary income allocations. Currently, the respective intermediate holding company of each limited partnership in its capacity as a limited partner holds all of the Och-Ziff Operating Group B Units of the limited partnership, the founding owners hold all of the Och-Ziff Operating Group A Units of the limited partnership and our partners hold all of the Class C Non-Equity Interests.

From time to time, the general partner may establish other classes or series of units, each having such relative rights, powers and duties and interests in profits, losses, allocations and distributions of the limited partnership as may be determined by the general partner. Among other things, the general partner has authority to specify (1) the allocations of items of partnership income, gain, loss, deduction and credit to holders of each such class or series of units; (2) the right of holders of each such class or series of units to share (on a pari passu, junior or preferred basis) in partnership distributions; (3) the rights of holders of each such class or series of units upon dissolution and liquidation of the limited partnership; (4) the voting rights, if any, of holders of each such class or series of units; and (5) the conversion, redemption or exchange rights applicable to each such class or series of units (including the right to exchange for Class A Shares). The total number of units that may be created pursuant to the foregoing and the issuance thereof that may be authorized by the general partner is not limited.

Och-Ziff Operating Group Distributions

Subject to the terms of any additional classes or series of units established by the general partner, distributions are made, after distributions for taxes, as and when determined by the general partner, to the founding owners in accordance with their respective Och-Ziff Operating Group A Units, whether or not vested. Similarly, discretionary income allocations will be made to holders of the Class C Non-Equity Interests as and when determined by the Chairman of the Partner Management Committee or, in the event there is no Chairman, by majority vote of the Partner Management Committee (in conjunction with our Compensation Committee) or by the general partner at such time as our partners hold less than 40% of the total combined voting power of the Company. We currently do not intend to make any distributions on the Class C Non-Equity Interests. The general partner interest in the limited partnership held by the general partner will not entitle the general partner to receive any distributions. The general partner may cause the limited partnership to make distributions of cash, units or other assets or property of the limited partnership. No partner has the right to demand that the limited partnership distribute any assets in kind to such partner.

In February 2008, we paid a fourth quarter 2007 dividend to holders of record of our Class A Shares as of December 31, 2007. On the same date, we made a corresponding distribution to holders of our Och-Ziff Operating Group A Units, including to our Named Executive Officers, in respect of the Och-Ziff Operating Group A Units that they beneficially own as follows: $186.6 million to Mr. Och, $43.2 million to Mr. Windreich, $8.3 million to Mr. Frank, $25.8 million to Mr. Cohen and $15.6 million to Mr. Varga.

Vesting; Forfeiture

The Operating Group Limited Partnership Agreements provide that all of the Och-Ziff Operating Group B Units held by our intermediate holding companies were fully vested upon consummation of our initial public offering. All of the Class C Non-Equity Interests held by a partner will be cancelled upon such partner’s withdrawal, death or disability. The Operating Group Limited Partnership Agreements also provide that all of the Och-Ziff Operating Group A Units then held by our founding owners will vest, subject to such partner’s continued active involvement with us, in equal installments on each anniversary date of our initial public offering for five years, beginning on the first anniversary date of our initial public offering. Accordingly, such partners’ and the Ziffs’ Och-Ziff Operating Group A Units will vest at the rate of 20% per year for five years after our initial public offering. These vesting requirements may be waived by the Chairman of the Partner Management Committee (or by majority vote of the Partner Management Committee with respect to the Chairman or in the event there is no Chairman).

The Operating Group Limited Partnership Agreements further provide that, in the event a partner (a “Forfeiting Partner”) (1) voluntarily terminates his active involvement with us for any reason prior to the fifth anniversary of the consummation of our initial public offering, (2) other than with respect to Mr. Och, is terminated by the partnership for “cause” (as defined below) prior to the fifth anniversary of the consummation of our initial public offering or (3) other than with respect to Mr. Och, is terminated by the majority vote of the Partner Performance Committee (and, if there is a Chairman of such committee, then only following the recommendation of such Chairman) for any reason (in each case, a “Forfeiture Event”), such Forfeiting Partner’s unvested Och-Ziff Operating Group A Units (and all distributions received with respect to such Och-Ziff Operating Group A Units after the date of Forfeiture Event) shall be forfeited (such Och-Ziff Operating Group A Units subject to forfeiture and related distributions, the “Forfeitable Interests”) as of the Reallocation Date (as defined below) to our existing partners who continue to be actively involved with us as of the Reallocation Date (the “Continuing Partners”) in proportion to the Och-Ziff Operating Group A Units held by the Continuing Partners at the time of our initial public offering. Initially, Mr. Och shall serve as Chairman of the Partner Performance Committee. Mr. Och shall not be subject to termination by the Partner Performance Committee. The Ziffs’ interest is not subject to forfeiture. As a result:

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in the event such Forfeiture Event occurs prior to the first anniversary of the consummation of our initial public offering, 100% of such Forfeiting Partner’s Och-Ziff Operating Group A Units held on the date of the consummation of our initial public offering (the “IPO Date Och-Ziff Operating Group A Units”) shall be forfeited;

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in the event such Forfeiture Event occurs on or after the first anniversary of the consummation of our initial public offering but prior to the second anniversary of the consummation of our initial public offering, 80% of such Forfeiting Partner’s IPO Date Och-Ziff Operating Group A Units shall be forfeited;

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in the event such Forfeiture Event occurs on or after the second anniversary of the consummation of our initial public offering but prior to the third anniversary of the consummation of our initial public offering, 60% of such Forfeiting Partner’s IPO Date Och-Ziff Operating Group A Units shall be forfeited;

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in the event such Forfeiture Event occurs on or after the third anniversary of the consummation of our initial public offering but prior to the fourth anniversary of the consummation of our initial public offering, 40% of such Forfeiting Partner’s IPO Date Och-Ziff Operating Group A Units shall be forfeited; and

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in the event such Forfeiture Event occurs on or after the fourth anniversary of the consummation of our initial public offering and prior to the fifth anniversary of the consummation of our initial public offering, 20% of such Forfeiting Partner’s IPO Date Och-Ziff Operating Group A Units shall be forfeited.

Effect of Forfeiture.     None of the forfeited Forfeitable Interests shall return to or benefit us or the partnership. Rather, Forfeitable Interests will be allocated among the Continuing Partners in proportion to the Och-Ziff Operating Group A Units held by the Continuing Partners at the time of our initial public offering.

To the extent that a Continuing Partner receives Forfeitable Interests of a Forfeiting Partner, such Forfeitable Interests shall be deemed to be interests of the Continuing Partner receiving such Forfeitable Interests for all purposes of the Operating Group Limited Partnership Agreements; provided that the Continuing Partner receiving such Forfeitable Interests shall be permitted to exchange his Och-Ziff Operating Group A Units and sell the Class A Shares issued in respect thereof, without regard to any transfer restrictions, such number of Forfeitable Interests received by such Continuing Partner as required to pay taxes payable as a result of the receipt of such interests.

The forfeiture provisions shall lapse with respect to a partner and such partner’s permitted transferees if such partner dies or becomes disabled prior to a Forfeiture Event with respect to such partner.

Any Forfeiting Partner shall be required, after the Reallocation Date, to pay the same fees with respect to any remaining investments by such Forfeiting Partner in any of our funds as paid by other limited partners of such funds.

The forfeiture provisions of the Operating Group Limited Partnership Agreements may be amended and the terms and conditions of such agreement related to such provisions may be waived, changed or modified upon the approval of the Chairman of the Partner Management Committee (or of a majority of the Partner Management Committee if there is no Chairman). We, our Shareholders and the partnership have no ability to enforce such provisions or to prevent any forfeiture obligation from being amended or waived by the Chairman of the Partner Management Committee (or a majority of the Partner Management Committee if there is no Chairman).

For the purposes of the Operating Group Limited Partnership Agreements:

“cause” means that a partner (1) has committed an act of fraud, dishonesty, misrepresentation or breach of trust; (2) has been convicted of a felony or any offense involving moral turpitude; (3) has been found by any regulatory body or self-regulatory organization having jurisdiction over us or our affiliates to have, or has entered into a consent decree determining that such partner, violated any applicable regulatory requirement or a rule of a self regulatory organization; (4) has, in the capacity as a partner, committed an act constituting gross negligence or willful misconduct; (5) has violated in any material respect any agreement with respect to us or our affiliates; (6) has become subject to any proceeding seeking to adjudicate such partner as bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment, protection, relief or composition of the debts of such partner under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for such partner or for any substantial part of the property of such partner, or such partner has taken any action authorizing such proceeding; or (7) has breached any of the non-competition, non-solicitation or non-disparagement covenants provided in the Operating Group Limited Partnership Agreements.

“Reallocation Date” means, as to the Forfeitable Interests to be forfeited to any Continuing Partner, the date which is the earlier of (1) the date that is six months after the applicable Forfeiture Event and (2) the date on or after such Forfeiture Event that is six months after the date of the latest publicly reported disposition of our equity securities by any such Continuing Partner, which disposition is not exempt from the application of the provisions of Section 16(b) of the Exchange Act, unless otherwise determined by the Chairman of the Partner Management Committee (or a majority of the Partner Management Committee if there is no Chairman).

Transfer and Other Restrictions Applicable to Limited Partners Other Than the Ziffs

Generally.     A limited partner may not transfer all or any of such limited partner’s units without approval of the general partner, which approval may be granted or withheld in the general partner’s sole and complete discretion; provided, however, that without the general partner’s approval, a limited partner may (1) transfer units pursuant to the exchange agreement, (2) transfer units to a permitted transferee of such partner upon approval by the Chairman of the Partner Management Committee (or by majority vote of the Partner Management Committee with respect to the Chairman or in the event there is no Chairman) as provided below, (3) transfer units upon approval by the Chairman of the Partner Management Committee (or by majority vote of the Partner Management Committee with respect to the Chairman or in the event there is no Chairman) as provided below, (4) transfer units received in connection with a Forfeiture Event as provided under “—Vesting; Forfeiture—Effect of Forfeiture” above or (5) transfer units in connection with the exercise of the co-sale rights described below under “—Certain Co-Sale Rights.” A limited partner may not, without the consent of the general partner, withdraw from the partnership prior to the partnership’s termination.

Limited partners holding a majority of the outstanding Och-Ziff Operating Group B Units have the right to remove the general partner at any time, with or without cause. Upon the withdrawal or removal of the general partner, limited partners holding a majority of the outstanding Och-Ziff Operating Group B Units shall have the right to appoint a successor general partner; provided, that any successor general partner must be a direct or indirect wholly-owned subsidiary of Och-Ziff.

Transfers Approved by the Partner Management Committee and Other Transfers.     The Operating Group Limited Partnership Agreements also provide that no limited partner, including such limited partner’s permitted transferee(s), may, directly or indirectly, voluntarily effect any transfer of his interests in the partnership other than to any of such partner’s permitted transferees, except as set forth below. In addition, transfers to permitted transferees will require the consent of the Chairman of the Partner Management Committee (or of a majority of the full committee with respect to the Chairman or if there is no Chairman), which consent may not be unreasonably withheld. On and after the fifth anniversary following our initial public offering, such consent may be given by the Chairman of the Partner Management Committee or the full Partner Management Committee acting by majority consent.

A “permitted transferee” means with respect to each of our limited partners and its permitted transferees (1) a charitable organization controlled by such partner, (2) a trust or other estate planning vehicle, all of the current beneficiaries of which are lineal descendents of such partner and his spouse, (3) a corporation, limited liability company or partnership, of which all of the outstanding shares of capital stock or interests therein are owned by no one other than such partner, his spouse and his lineal descendents and (4) a legal or personal representative of such partner in the event of his disability.

The Operating Group Limited Partnership Agreements provide that the Chairman of the Partner Management Committee (or a majority of the full committee with respect to the Chairman or if there is no Chairman) may approve an exchange of a limited partner’s Och-Ziff Operating Group A Units to permit a sale of Class A Shares issued in respect thereof pursuant to an exercise of registration rights by the demand committee under the registration rights agreement. See “—Registration Rights Agreement” above. The demand committee will consist of the members of the Partner Management Committee. In such event, any partner and such partner’s permitted transferee(s) may transfer the Och-Ziff Operating Group A Units that have vested as provided above in such amount to permit the transfer of the number of Class A Shares issued in respect thereof permitted to be included in the registration under the registration rights agreement. In addition, after the fifth anniversary of our initial public offering, there will be no restrictions on exchanges by any of our partners of their Och-Ziff Operating Group A Units for Class A Shares under the exchange agreement, and transfers to effect such exchanges will be unrestricted. On or prior to such fifth anniversary, we will be required to file a shelf registration statement covering the resale of all Class A Shares held by the founding owners or issuable upon exchange of their Och-Ziff Operating Group A Units.

Notwithstanding anything in the operating limited partnership agreements to the contrary, with the prior consent of the Chairman of the Partner Management Committee (or of a majority of the full committee with respect to the Chairman or if there is no Chairman), each partner and such partner’s permitted transferees may transfer vested interests in our business beneficially owned by them to any person in accordance with Rule 144 or in a transaction exempt from the registration requirements of the Securities Act of 1933, as amended.

The foregoing transfer restrictions may be waived at any time by the Chairman of the Partner Management Committee (or by majority vote of the Partner Management Committee with respect to the Chairman or in the event there is no Chairman).

Minimum Ownership Requirements

Each partner actively involved with us, including Mr. Och, is required to continue to hold (and may not transfer), during his active involvement with us and during the two-year period immediately following the date of termination of his active involvement with us for any reason, 25% of the vested interests in our business received by him, without reduction for dispositions. Such minimum ownership requirements may be waived by the Chairman of the Partner Management Committee (or by majority vote of the Partner Management Committee with respect to the Chairman or in the event there is no Chairman). In addition, each non-management director must hold 50% of the Class A Shares received after vesting of any grant of restricted share units (or other equity awards), without regard to any dispositions.

Restrictions on Transfer of the Ziffs’ Interest in Our Business

The Ziffs also hold Och-Ziff Operating Group A Units that are subject to vesting (without regard to service or performance conditions) and transfer restrictions as described below but are not subject to forfeiture or minimum retained ownership requirements. The Operating Group Limited Partnership Agreements provide that the Och-Ziff Operating Group A Units received by the Ziffs in the Reorganization that were purchased with proceeds from our initial public offering were fully vested upon such purchase and were cancelled upon purchase. All other Och-Ziff Operating Group A Units received by the Ziffs in the Reorganization are unvested. Accordingly, 100% of the Och-Ziff Operating Group A Units held by the Ziffs upon completion of our initial public offering and the sale of Class A Shares to DIC Sahir are unvested. Such units vest in equal installments on each anniversary date of our initial public offering for five years, beginning on the first anniversary of our initial public offering. The Ziffs are restricted from transferring any Och-Ziff Operating Group A Units prior to vesting. The Ziffs do not have any demand registration rights with respect to any Class A Shares acquired by them upon exchange of their Och-Ziff Operating Group A Units but have the same “piggyback” registration rights as our partners and are entitled to include their Class A Shares in the shelf registration statement that we are required to file on or prior to the fifth anniversary of our initial public offering. In addition, following the first anniversary of our initial public offering, the Ziffs also will generally be entitled under the Exchange Agreement, in any given fiscal quarter, to exchange their Och-Ziff Operating Group A Units for Class A Shares in an amount equal to up to the lesser of (1) 3.3% of the total issued and outstanding Class A Shares at the time of such exchange and (2) 5% of the Class A Shares that would have been held by them had they converted all of their Och-Ziff Operating Group A Units into Class A Shares immediately prior to the completion of our initial public offering. The Ziffs are generally entitled to sell any such Class A Shares received on any such exchange, subject to applicable law. The Ziffs are also permitted to contribute their vested Och-Ziff Operating Group A Units to charities, subject to the approval of the Chairman of the Partner Management Committee. The foregoing vesting requirements and transfer restrictions may be waived by the Chairman of the Partner Management Committee (or by majority vote of the Partner Management Committee in the event there is no Chairman) at any time. The Ziffs invested approximately 50% of the after-tax proceeds received by them in connection with our initial public offering into our funds, which investments are subject to the lock-up period applicable to the funds in which the Ziffs choose to invest.

Certain Co-Sale Rights

Our partners and the Ziffs are entitled to participate, on a pro rata basis, in a private sale by any of our partners to a strategic buyer or in which Mr. Och participates, in either case, involving 5% or more of the interests in our business then held by our partners and the Ziffs. In addition, if any partner or group of partners proposes to sell to a third party at least 50% of the interests in our business on a fully diluted basis, the selling partner or partners may require our other partners to participate in such sale on a pro rata basis. The Ziffs are not subject to this selling obligation.

Issuance of Equity Securities by Och-Ziff

If Och-Ziff issues any equity securities, it is expected that (1) Och-Ziff will immediately contribute the cash proceeds or other consideration received from such issuance, and from the exercise of any rights contained in any such securities, to Och-Ziff Corp and Och-Ziff Holding and any future intermediate holding companies (allocated between them in accordance with their relative values at the time such equity securities are issued); (2) Och-Ziff Corp will immediately contribute its portion of such cash proceeds or other consideration to OZ Management and OZ Advisors I and any other entities that Och-Ziff Corp directly acquires an interest in after the date of our initial public offering, to the extent that as of the date of such acquisition Och-Ziff Corp and the partners and their respective permitted transferees own interests in such entity that are in proportion to their respective ownership interests in OZ

Management and OZ Advisors I on such date (allocated among them in accordance with their relative values at the time such equity securities are issued); (3) Och-Ziff Holding will immediately contribute its portion of such cash proceeds or other consideration to OZ Advisors II and any other entities that Och-Ziff Holding directly acquires an interest in after the date of our initial public offering, to the extent that as of the date of such acquisition Och-Ziff Holding and the partners and their respective permitted transferees own interests in such entity that are in proportion to their respective ownership interests in OZ Advisors II on such date (allocated among them in accordance with their relative value at the time such equity securities are issued); (4) any future intermediate holding company will similarly contribute its portion of such cash proceeds or other consideration to any Och-Ziff Operating Group entity of which it is the general partner in the same manner as Och-Ziff Corp and Och-Ziff Holding (as provided in (2), (3) above); (5) in exchange for the portion of such cash proceeds or other consideration contributed to the limited partnership, the general partner will receive (x) in the case of an issuance of Class A Shares, Och-Ziff Operating Group B Units, and (y) in the case of an issuance of any other equity securities by Och-Ziff, except for Class B Shares, a new class or series of units or other equity securities of the limited partnership with designations, preferences and other rights, terms and provisions that are substantially the same as those of such Och-Ziff equity securities (with any dollar amounts adjusted to reflect the portion of the total amount of cash proceeds or other consideration received by Och-Ziff that is contributed to the limited partnership); and (6) in the event of any subsequent transaction involving such Och-Ziff equity securities (including a share split or combination, a distribution of additional Och-Ziff equity securities, a conversion, redemption or exchange of such Och-Ziff equity securities), the general partner will concurrently effect a similar transaction with respect to the units or other equity securities issued by the limited partnership in connection with the issuance of such Och-Ziff equity securities.

In the event of any issuance of equity securities by Och-Ziff, and the contribution of the cash proceeds or other consideration received from such issuance as described above, the limited partnership shall pay or reimburse Och-Ziff (directly or indirectly by paying and reimbursing the general partner) for its pro rata portion (based on the portion of the total cash proceeds or other consideration contributed to the limited partnership) of the expenses incurred by Och-Ziff in connection with such issuance, including any underwriting discounts or commissions.

Limitation on Partner Liability

The debts and liabilities of the limited partnership, whether arising in contract, tort or otherwise, are solely the debts and liabilities of the limited partnership, and no limited partner is obligated personally for any such debt, obligation or liability of the limited partnership solely by reason of being a limited partner. Pursuant to the Delaware Revised Uniform Limited Partnership Act, Och-Ziff Corp or Och-Ziff Holding, as applicable, in its capacity as the general partner of a limited partnership, is liable for the debts and liabilities of the limited partnership to the extent that the limited partnership cannot satisfy such debts and liabilities out of its assets, except to the extent such liability is contractually limited.

Indemnification and Exculpation

To the fullest extent permitted by applicable law, the general partner and its affiliates, officers, directors, shareholders, members, employees, representatives and agents are indemnified and held harmless by the limited partnership for and from any liabilities, demands, claims, actions or causes of action, regulatory, legislative or judicial proceedings or investigations, assessments, levies, judgments, fines, amounts paid in settlement, losses, fees, penalties, damages, costs and expenses and interest on the foregoing sustained or incurred by persons by reason of any act performed or omitted by such persons in connection with the affairs of the limited partnership unless such act or omission constitutes fraud, gross negligence or willful misconduct. All indemnity claims will be paid out of partnership assets only, and no limited partner has any personal liability for any such claims.

To the fullest extent permitted by applicable law, the general partner and its affiliates, officers, directors, shareholders, members, employees, representatives and agents are not liable to the limited partnership or any limited partner or any affiliate of any limited partner for any damages incurred by reason of any act performed or omitted by such person unless such act or omission constitutes fraud, gross negligence or willful misconduct, as determined by the general partner. The general partner and its affiliates, officers, directors, shareholders, members, employees, representatives and agents are fully protected in relying upon the records of the limited partnership and upon such information, opinions, reports or statements presented to the limited partnership by any person as to matters the general partner or its affiliates, officers, directors, shareholders, members, employees, representatives or agents reasonably believes are within such other person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the limited partnership.

Dissolution

The limited partnership will be dissolved and its affairs will be wound up upon the first to occur of (1) the entry of a decree of judicial dissolution of the limited partnership under Section 17-802 of the Delaware Revised Uniform Limited Partnership Act; and (2) the determination of the general partner to dissolve the limited partnership. Except as provided in the Operating Group Limited Partnership Agreements, the death, disability, resignation, expulsion, bankruptcy or dissolution of any partner or the occurrence of any other event which terminates the continued partnership of any partner in the partnership shall not cause the partnership to be dissolved or its affairs wound up; provided, however, that at any time after the bankruptcy of the general partner, the holders of a majority of the Och-Ziff Operating Group B Units in the aggregate may replace the general partner with another person or entity, who will become a successor general partner of the limited partnership, will be vested with the powers and rights of the general partner, and will be liable for all obligations and responsible for all duties of the general partner from the date of such replacement. The holders of Och-Ziff Operating Group A Units will not have the right to vote their Och-Ziff Operating Group A Units with respect to the removal of the general partner in the event of the bankruptcy of the general partner. Upon the winding up of the limited partnership, after payment in full of all amounts owed to the limited partnership’s creditors, and after payment in full of all amounts owed to holders of units having liquidation preferences, if any, the holders of Och-Ziff Operating Group A Units and Och-Ziff Operating Group B Units will be entitled to receive the remaining assets of the limited partnership available for distribution in accordance with and to the extent of positive balances in the respective capital accounts of such holders after taking into account certain adjustments.

Amendments

Except as may be otherwise required by law, the Operating Group Limited Partnership Agreements may be amended by the general partner without the consent or approval of any limited partners; except that, generally, (1) if an amendment adversely affects the rights of a unit holder (other than the Ziffs or any transferee thereof) other than on a pro rata basis with other unit holders of the same class, such unit holder must consent to the amendment; (2) no amendment may adversely affect the rights of a class of unit holders (other than the Ziffs or any transferee thereof) without the consent of holders of a majority of the outstanding units of such class (other than units held by the Ziffs or any transferee thereof); (3) these amendment provisions may not be amended without the written consent of partners holding a majority of the Och-Ziff Operating Group A Units then owned by all partners; and (4) the provisions relating to forfeiture by a partner of its Och-Ziff Operating Group A Units and their reallocation to other partners may be amended only by the Chairman of the Partner Management Committee or, if there is no Chairman, by the full committee acting by majority consent.

No amendment to the Operating Group Limited Partnership Agreements which is materially adverse to the Ziffs may be made without the written consent of the Ziffs, unless such amendment similarly affects all or a substantial number of the other limited partners, in which case the consent of the Ziffs shall not be required; provided that no amendment may be made without the written consent of the Ziffs if such amendment would have the effect of (1) adversely altering the rights of holders of Och-Ziff Operating Group A Units without similarly altering the rights of holders of Och-Ziff Operating Group B Units, except to the extent that such alteration of the rights of holders of Och-Ziff Operating Group A Units is required by applicable law or regulation, (2) adversely altering the Ziffs’ rights to transfer their units or to participate in any registrations, except to the extent that such alteration is required by applicable law or regulation, (3) reducing the Ziffs’ interest in greater proportion than Mr. Och’s interest in Och-Ziff Operating Group A Units is reduced, (4) reducing distributions to the Ziffs in greater proportion than distributions to Mr. Och, solely in his capacity as a holder of Och-Ziff Operating Group A Units and not in any other capacity including his capacity as a holder of Class C Non-Equity Interests, are reduced, or (5) reducing distributions to the Ziffs in greater proportion than distributions to the holders of Och-Ziff Operating Group B Units are reduced.

Non-Competition, Non-Solicitation and Confidentiality Restrictions

Each of our partners is subject to certain obligations and restrictions in the Operating Group Limited Partnership Agreements with respect to competing with us, not soliciting our employees or fund investors, not disparaging us, and not disclosing confidential information about our business and related matters, as more fully described under “Executive and Director Compensation—Employment Agreements, Severance Benefits and Change in Control Provisions—Non-Competition, Non-Solicitation and Confidentiality Restrictions.”

Expense Allocation Agreement

We have entered into an Expense Allocation Agreement with the Och-Ziff Operating Group entities pursuant to which substantially all of Och-Ziff’s ongoing expenses (other than (1) income tax expenses of Och-Ziff Capital Management Group LLC and the intermediate holding companies, (2) obligations incurred under the tax receivable agreement and (3) payments on any indebtedness incurred by Och-Ziff Capital Management Group LLC and the intermediate holding companies), including substantially all the ongoing expenses incurred by or attributable solely to Och-Ziff Capital Management Group LLC, will be accounted for as expenses of the Och-Ziff Operating Group.

Advances and Reimbursements

Prior to our initial public offering, we were a privately-owned firm, and we made advances to certain of the Named Executive Officers and made payments for certain personal expenses on behalf of the Named Executive Officers, which payments and advances have been fully reimbursed by the executive officers. These advances were non-interest bearing. The maximum amounts outstanding for each of the fiscal years ended December 31, 2007, 2006 and 2005, respectively, were as follows: for Mr. Och, $67.8 million, $26.6 million and $44.1 million; for Mr. Windreich, $35,800, $3.7 million and $2.9 million; for Mr. Frank, $32,992, $238,806 and $11,694; for Mr. Cohen, $200,380, $1.9 million and $1.6 million; and for Mr. Varga, $102,165, $1.9 million and $3.0 million. Prior to filing the registration statement relating to our initial public offering, we implemented a policy prohibiting advances by us to our officers and directors. We no longer make advances or payments on behalf of our officers or directors.

Our corporate aircraft is used primarily for business purposes. Occasionally, Daniel Och has used the aircraft for personal use. Prior to 2006, we bore all costs of operating the aircraft; however, starting in 2006, we began to charge for such use based on market rates. Revenues from non-business use of the corporate aircraft for the years ended December 31, 2007 and 2006 were approximately $643,963 and $985,200, respectively. For the year ended December 31, 2005, costs associated with Mr. Och’s personal use of our corporate aircraft was approximately $480,027.

Investment Activities

Our directors, partners, including each of the Named Executive Officers, managing directors and qualified employees may invest their own capital in the Och-Ziff funds pursuant to the terms and conditions of our funds. Historically, we have not charged management fees and incentive income on investments made by us, our partners and other affiliated parties. Subsequent to our initial public offering, we charge management fees and receive incentive income on investments made by our partners, including each of our Named Executive Officers (but not by us or other affiliated parties), in our funds on and after the closing date of our initial public offering (other than in respect of investments made with distributions from the deferred incentive income receivable from our offshore funds).

In addition, we made certain investments in our domestic funds on behalf of our founding owners. These investments were funded by such founding owners and totaled approximately $291.1 million at December 1, 2007. The investments were distributed to our founding owners in the form of limited partnership interests in the respective funds on December 1, 2007, including to our Named Executive Officers, as follows: for Mr. Och, $221.9 million; for Mr. Windreich, $20.9 million; for Mr. Frank, $3.6 million; for Mr. Cohen, $10.1 million; and for Mr. Varga, $1,210.

As of December 31, 2005, we had investments of $25.6 million in a fund managed by Daniel Och’s brother. We earned approximately $648,000 and $650,000, included within Och-Ziff funds income, on these investments during the years ended December 31, 2006 and 2005, respectively. No amounts were earned in 2007.

Indemnification and Employment Agreements

We have entered into separate indemnification agreements with our directors and officers. Each indemnification agreement provides for indemnification against certain liabilities and for the advancement or payment of expenses, as more fully described under “Executive and Director Compensation—Limitation of Liability and Indemnification.” Mr. Varga is party to an employment agreement with our Hong Kong subsidiary, as described above under “Executive and Director Compensation—Employment Agreements, Severance Benefits and Change in Control Provisions.”

MISCELLANEOUS INFORMATION

Shareholder Proposals and Director Nominations

To be considered for inclusion in our proxy statement for the 2009 Annual Meeting, Shareholder proposals must be received at our offices no later than December 29, 2008. Proposals must comply with Rule 14a-8 under the Securities Exchange Act of 1934, as amended, and must be submitted in writing to Och-Ziff Capital Management Group LLC, Attention: Office of the Secretary, 9 West 57th Street, New York, New York 10019.

In addition, our Operating Agreement requires that to introduce a Shareholder proposal or nominate a director candidate from the floor of the 2009 Annual Meeting, the Shareholder must submit such proposal or nomination in writing to our Secretary at the above address not earlier than December 29, 2008, and no later than January 29, 2009. If the date of the 2009 Annual Meeting is held on a date that is more than 30 days from the anniversary of the 2008 Annual Meeting, then any such proposal or nomination must be received no later than the close of business on the 10th day following the day on which public announcement of the date of such meeting is first made. In addition, if the number of directors to be elected to the Board of Directors at the 2009 Annual Meeting is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board by at least January 29, 2009, then any nomination with respect to nominees for any new positions created by such increase must be received by the close of business on the 10th day following the day on which public announcement of the increase is first made.

The Shareholder’s submission must be made by a registered Shareholder on his or her behalf or on behalf of the beneficial owner of the Shares, and must include information specified in our Operating Agreement. Specifically, the required notice must set forth, as to the Shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, the name and address of such Shareholder and of any such beneficial owner, as they appear on our books, and the class or series and number of Shares which are owned beneficially and of record by such Shareholder and any such beneficial owner, if any. With respect to nominations for election of directors, the required notice must also include, as to each person whom the Shareholder proposes to nominate, all information relating to the proposed nominee that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case, pursuant to Regulation 14A under the Exchange Act, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected. With respect to any other business that a Shareholder proposes to bring before an annual meeting, the required notice must also include a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in the business of the Shareholder making the proposal and the beneficial owner, if any, on whose behalf the proposal is made. Proposals for actions must be a proper matter for Shareholder action under the Operating Agreement and the Delaware Limited Liability Company Act. If a Shareholder fails to meet these deadlines or satisfy the requirements of Rule 14a-4 under the Securities Exchange Act of 1934, as amended, the proxies we solicit allow us to vote on such proposals as we deem appropriate.

Householding

The broker, trustee or other nominee for any Shareholder who is a beneficial owner of the Shares may deliver only one copy of our proxy statement and annual report to multiple Shareholders who share the same address, unless that broker, trustee or other nominee has received contrary instructions from one or more of the Shareholders. This practice, known as “householding,” is designed to reduce duplicate mailings and save significant printing and processing costs as well as natural resources. We will deliver promptly, upon written or oral request, a separate copy of the proxy statement and annual report to a Shareholder at a shared address to which a single copy of the documents was delivered. A Shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, may obtain one, without charge, by addressing a written request to Och-Ziff Capital Management Group LLC, Attention: Office of the Secretary, 9 West 57th Street, New York, New York 10019 or by calling (212) 790-0041. You may also obtain a copy of the proxy statement and annual report on the “For Shareholders” section of our website (www.ozcap.com). Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and wish to receive a single copy of such materials in the future will need to contact their broker, trustee or other nominee to request that only a single copy of each document be mailed to all Shareholders at the shared address in the future.

Annual Report

Our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, is included with these proxy solicitation materials. A copy of our Annual Report, including the financial statements and the financial statement schedules included therein, is also available without charge by visiting the Company’s website (www.ozcap.com) or upon written request to Och-Ziff Capital Management Group LLC, Attention: Office of the Secretary at 9 West 57th Street, New York, New York 10019.

BY ORDER OF THE BOARD OF DIRECTORS
April 28, 2008
New York, New York

	Name:	Jeffrey C. Blockinger
	Title:	Chief Legal Officer, Chief Compliance Officer and Secretary

Exhibit A

Och-Ziff Capital Management Group LLC (the “Company”)

Board of Directors’ Independence Standards

An “independent” director is a director whom the Board of Directors has determined has no material relationship with the Company or any of its consolidated subsidiaries (collectively, the “Company”), either directly or indirectly.

To assist it in making determinations of director independence, the Board has determined that each of the relationships below is categorically immaterial and therefore, by itself, does not preclude a director from being independent:

1. the director has an immediate family member who is, or has been within the last three years, employed by the Company other than as an executive officer;

2. the director has received, or has an immediate family member who has received, during any 12-month period within the last three years, $100,000 or less in direct compensation from the Company, not including board and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

3. (A) the director has an immediate family member who is a current employee of the Company’s internal or outside auditor, but does not participate in the firm’s audit, assurance or tax compliance practice; or (B) the director or an immediate family member was, within the last three years, a partner or employee of the Company’s internal or outside auditor but no longer works at the firm and did not personally work on the Company’s audit while at the firm;

4. the director or an immediate family member is, or has been within the last three years, employed at another company where any of the Company’s present executive officers serves or served at the same time on that company’s compensation committee, but the director or the director’s immediate family member is (or was) not an executive officer of the other company and his or her compensation is not (or was not) determined or reviewed by that company’s compensation committee;

5. the director or an immediate family member is a current employee of a company that has made payments to, or received payments from, the Company for property or services in an amount that, in any of the last three fiscal years, was less than $1 million or 2% of the other company’s consolidated gross revenues, whichever is greater; and

6. the director, or the director’s spouse, is an employee (other than an executive officer) of a non-profit organization to which the Company has made contributions that, in any of the last three fiscal years, were less than $1 million or 2% of the non-profit organization’s consolidated gross revenues, whichever is greater.

An “immediate family member” includes a director’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than a domestic employee) who shares the director’s home.

☐                     ¢

PROXY CARD

ANNUAL MEETING OF SHAREHOLDERS

to be held on May 27, 2008

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

9 West 57th Street

New York, New York 10019

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned acknowledge(s) receipt of a Notice of 2008 Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2007. The undersigned further hereby appoint(s) Jeffrey C. Blockinger and Rani Doyle, and each of them, with power to act without the other and with full power of substitution in each, as proxies and attorneys-in-fact and hereby authorizes them to represent and vote, as provided on the other side, all the voting shares of Och-Ziff Capital Management Group LLC that the undersigned is entitled to vote, and, in their discretion, to vote upon such other business as may properly come before the Annual Meeting and at any adjournment or postponement thereof, with all powers which the undersigned would possess if present at the Annual Meeting.

(Continued and to be signed on the reverse side)

¢	14475 ¢

ANNUAL MEETING OF SHAREHOLDERS OF

OCH-ZIFF CAPITAL MANAGEMENT GROUP LLC

May 27, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i Please detach along perforated line and mail in the envelope provided. i

¢ 20230000000000000000 0	052708

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES SET FORTH IN PROPOSAL NO. 1

AND A VOTE “FOR” PROPOSAL NO. 2 LISTED BELOW.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
Proposal No. 1 - To elect as Class I directors the following nominees to serve a three-year term:			Proposal No. 2 - To ratify the action of the Audit Committee of the Board of Directors in appointing Ernst & Young LLP as Och-Ziff’s independent registered public accounting firm.	☐	☐	☐
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	NOMINEES: m Allan S. Bufferd m Joel Frank
SHAREHOLDERS ARE URGED TO MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENVELOPE PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED WITHIN THE UNITED STATES. PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.
INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED HEREIN. UNLESS CONTRARY INSTRUCTIONS ARE PROPERLY GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED “FOR” EACH OF THE NOMINEES SET FORTH IN PROPOSAL NO. 1, “FOR” PROPOSAL NO. 2 AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXYHOLDERS AS TO ANY OTHER MATTER THAT IS PROPERLY PRESENTED.

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

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Note:   Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

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If you plan to attend the 2008 Annual Meeting, please use the admission ticket attached hereto following the last page of the Proxy Statement.

ADMISSION TICKET

Och-Ziff Capital Management Group LLC

2008 Annual Meeting of Shareholders

Tuesday, May 27, 2008

10:00 a.m., Eastern Time

Offices of Gibson, Dunn & Crutcher LLP

located at 200 Park Avenue, New York, New York 10166

Shareholders will be admitted to the Annual Meeting beginning at 9:30 a.m. Eastern Time. If you wish to attend, please plan to arrive early since seating will be limited. If you plan to attend the Annual Meeting, please bring this admission ticket with you.